Filed Pursuant to Rule 424(b)(5)
Registration No. 333-186977

PROSPECTUS SUPPLEMENT
(to Prospectus dated April 5, 2013)

800,000 Shares

 8.00% Series B Cumulative Redeemable Perpetual
Preferred Shares

Safe Bulkers, Inc.
(Liquidation Preference $25.00 Per Share)

We are selling 800,000 shares of our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (the “Series B Preferred Shares”).

Dividends on the Series B Preferred Shares will accrue and be cumulative from the date of original issue and will be payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing July 30, 2013, when, as and if declared by our board of directors. Dividends will be payable out of amounts legally available therefor at an initial rate equal to 8.00% per annum of the stated liquidation preference, subject to adjustment as described in this prospectus supplement.

At any time on or after July 30, 2016, the Series B Preferred Shares may be redeemed, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. If (i) we fail to comply with certain covenants (a “Covenant Default”), (ii) we experience certain defaults under any of our credit facilities (a “Cross Default”), (iii) four quarterly dividends payable on the Series B Preferred Shares are in arrears (a “Dividend Payment Default”) or (iv) the Series B Preferred Shares are not redeemed in whole by July 30, 2018 (a “Failure to Redeem”), the dividend rate payable on the Series B Preferred Shares shall increase, subject to an aggregate maximum rate per annum of 25% prior to July 30, 2016 and 30% thereafter, to a rate that is 1.25 times the dividend rate payable on the Series B Preferred Shares as of the close of business on the day immediately preceding the Covenant Default, Cross Default, Divided Payment Default or Failure to Redeem, as applicable, and on each subsequent Dividend Payment Date, the dividend rate payable shall increase to a rate that is 1.25 times the dividend rate payable on the Series B Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until the Covenant Default, Cross Default or Dividend Payment Default is cured or the Series B Preferred Shares are no longer outstanding. Please see the section entitled “Description of Series B Preferred Shares—Dividends—Dividend Payment Dates—Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem.”

Concurrently with the public offering of our Series B Preferred Shares pursuant to this prospectus supplement, we are also selling through a private placement 800,000 Series B Preferred Shares to Chalkoessa Maritime Inc. (“Chalkoessa”), an entity associated with our chief executive officer, Polys Hajioannou, at the public offering price.

We intend to apply to have the Series B Preferred Shares listed on the New York Stock Exchange. Currently, there is no public market for the Series B Preferred Shares.

Investing in our Series B Preferred Shares involves risk. Please see the section entitled “Risk Factors” beginning on page S-15 of this prospectus supplement and beginning on page 2 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 28, 2013 before you make an investment in our shares.

	Per Share	Total
Public offering price	$25.00	$20,000,000
Underwriting discount(1)(2)	$1.00	$800,000
Proceeds, before expenses, to Safe Bulkers, Inc.(2)	$24.00	$19,200,000

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

(2)

For sales of 160,000 shares to select purchasers, the underwriting discount will be $0.50 per Series B Preferred Share. The underwriters will receive no underwriting discount on the sale of 48,000 shares to directors and officers. To the extent of these sales, the total underwriting discount will be less than the amount set forth above and the net proceeds to us will be greater than the amount set forth above. See “Underwriting.”

We have granted the underwriters an option to purchase 120,000 additional Series B Preferred Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series B Preferred Shares on or about June 13, 2013.

Joint Bookrunners

Incapital	DNB Markets
Sole Structuring Agent

Co-Manager

Evercore Partners

June 6, 2013

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation by Reference.” To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

We expect that delivery of the Series B Preferred Shares will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement, which will be the five business days following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). You should note that trading on the Series B Preferred Shares on the date of this prospectus supplement or the next business day may be affected by the T+5 settlement. Please see the section entitled “Underwriting.”

S-i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors beginning on page S-15 of this prospectus supplement and beginning on page 2 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2013 (our “Annual Report on Form 20-F”). Unless otherwise indicated, references in this prospectus supplement to “Safe Bulkers,” the “Company,” “we,” “our,” “us,” or similar terms when used in a historical context refer to Safe Bulkers, Inc. and/or its subsidiaries. We use the term deadweight tons, or “dwt,” to describe the carrying capacity of our vessels. Before making your investment decision, you should carefully read the prospectus and the documents referred to in “Where You Can Find Additional Information” and “Incorporation by Reference” for information about us, including our financial statements. Unless otherwise indicated, all references to currency amounts in this prospectus supplement and the accompanying prospectus are in U.S. dollars. Unless otherwise indicated, all data regarding our fleet and the terms of our charters is as of May 15, 2013.

Our Company

We are an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest consumers of such services. As of May 15, 2013, we had a fleet of 26 drybulk vessels, with an aggregate carrying capacity of 2,366,100 dwt and an average age of 5.1 years, making us one of the world’s youngest fleets of Panamax, Kamsarmax, Post-Panamax and Capesize class vessels. Our fleet is expected to grow through 2015 as the result of the delivery of eight further contracted newbuilds vessel, comprised of five Panamax class vessels, two Post-Panamax class vessels and one Capesize class vessel. Upon delivery of the last of our contracted newbuilds, our fleet will be comprised of 34 vessels having an aggregate carrying capacity of 3,097,300 dwt.

We employ our vessels on both period time charters and spot time charters according to our assessment of market conditions, adjusting the mix of these charters to take advantage of the relatively stable cash flow and high utilization rates associated with period time charters, or to profit from attractive spot charter rates during periods of strong charter market conditions, or to maintain employment flexibility that the spot market offers during periods of weak time charter market conditions. As of May 15, 2013, 17 out of 26 vessels in our fleet were employed on period time charters and the remainder on spot time charters. We believe our customers, some of which have been chartering our vessels for over 23 years, enter into period time and spot time charters with us because of the quality of our young and modern vessels and our record of safe and efficient operations.

Our customers are some of the world’s largest consumers of marine drybulk transportation services. Since 2005 our customers have included over 30 national, regional and international companies, including Bunge, Cargill, Daiichi, Louis Dreyfus Armateurs SAS, Intermare Transport G.m.b.H., Eastern Energy Pte. Ltd., NYK, NS United Kaiun Kaisha, Kawasaki Kisen Kaisha, Ltd or their affiliates.

We expect to fund our capital expenditure requirements through a combination of cash and cash equivalents, borrowings under our committed undrawn credit facilities, permitted borrowings against our investment in a floating rate note, surplus cash flow from operations supported by our contracted revenue, as well as through raising additional indebtedness and equity, including this offering of our Series B Preferred Shares. As of May 15, 2013, our remaining capital expenditure requirements were $217.8 million, of which $42.6 million is payable in 2013, $104.5 million in 2014 and $70.7 million in 2015.

As of May 15, 2013, we had liquidity of $161.0 million consisting of $53.0 million in cash, time deposits and restricted cash of which $23.2 million consisted of cash and cash equivalents, $0.6 million consisted of short-term time deposits, $25.3 million was short-term restricted cash and $3.9 million was long-term restricted cash, $68.0 million available under existing revolving credit facilities and $40.0 million undrawn availability against the Company’s $50.0 million floating rate note.

Our operational cash flow is supported by our contracted period time charters. As of May 15, 2013, our contracted revenue through the end of 2014 amounted to $147.6 million. We believe that with our cash and cash equivalents, our aggregate committed borrowing capacity and our anticipated operational surplus, as supported by our contracted revenue, we can fully finance our existing newbuild program. We believe that we will have the ability to raise additional indebtedness against our unencumbered newbuild vessels upon their delivery, providing us with further financial flexibility in funding our newbuild program and the opportunity to further expand and renew our fleet.

We actively manage our orderbook and fleet. We intend to grow our business through the acquisition of our eight contracted newbuilds vessel scheduled to be delivered through 2015. We may contract additional newbuild vessels or make selective acquisitions of additional secondhand vessels. Our strategy has been to focus on ordering fuel-efficient and shallow-draft newbuild vessels that comply with the latest maritime and environmental regulations. As a result of our track record and reputation in the industry, we believe that we have developed strong long-term relationships with key shipyards in Japan and China. Active management of our orderbook and fleet may, at times, lead us to opportunistically terminate or delay contracts to acquire vessels or to sell vessels when we believe there are financial or operational advantages in doing so which allow us to allocate resources more productively.

Our common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “SB” and we continue to be majority-owned by the Hajioannou family, which has a long history of owning and operating vessels. Over the past 18 years under the leadership of Polys Hajioannou, our chief executive officer, we have created a leading drybulk company, with a young fleet comprised of vessels designed to a high technical specification. Under his direction, we have also expanded the classes of drybulk vessels in our fleet, and the aggregate carrying capacity of our fleet has grown from 146,000 dwt in 1995 to 2,366,100 dwt currently.

We also benefit from the expertise of our affiliated management company, Safety Management Overseas S.A., which we refer to as “Safety Management” or “our Manager,” which is controlled by Polys Hajioannou, and along with its predecessor, has specialized in drybulk shipping since 1965, providing services to over 42 drybulk vessels. A number of our Manager’s key management and operational personnel have been continuously employed with Safety Management and its predecessor companies for over 25 years. We believe our experience, relationships and financial strength will enable us to take advantage of any improvement in market conditions or future dislocations affecting our competitors.

We have consistently returned capital to our stockholders by paying dividends. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things: (i) our earnings, financial condition and cash requirements and available sources of liquidity; (ii) decisions in relation to our growth strategies; (iii) provisions of Marshall Islands and Liberian law governing the payment of dividends; (iv) restrictive covenants in our existing and future debt instruments; and (v) global financial conditions. Dividends might be reduced or not be paid in the future.

Our Fleet

As of May 15, 2013 our fleet is comprised of 26 vessels, of which seven are Panamax class vessels, seven are Kamsarmax class vessels, 10 are Post-Panamax class vessels and two are Capesize class vessels, with an aggregate carrying capacity of 2,366,100 dwt and an average age of 5.1 years. Assuming delivery of the last of our eight contracted vessels in 2015, our fleet will be comprised of 12 Panamax class vessels, seven Kamsarmax class vessels, 12 Post-Panamax class vessels and three Capesize class vessels, and the aggregate carrying capacity of our 34 vessels will be 3,097,300 dwt.

The majority of vessels in our fleet have sister ships with similar specifications in our existing or newbuild fleet. We believe that using sister ships provides cost savings because it facilitates efficient inventory management and allows for the substitution of sister ships to fulfill our period time charter obligations. Additionally, the young age of our vessels significantly contributes, we believe, to cost savings in relation to operating expenses.

The table below presents additional information with respect to our drybulk vessel fleet, including our newbuilds, and its deployment as of May 15, 2013.

Vessel Name	Dwt	Year Built(1)	Country of Construction	Charter Type	Charter Rate(2)		Commis sions(3)	Charter Period(4)	Sister Ship (5)
CURRENT FLEET

Panamax

Maria	76,000	2003	Japan	Spot	$11,300		4.75%	Mar. 2013 – Jun. 2013	A

Koulitsa	76,900	2003	Japan	Period	$8,500		4.75%	Dec. 2012 – Feb. 2014

Paraskevi	74,300	2003	Japan	Period	$8,000		5.00%	Jan. 2013 – Jul. 2013

Vassos	76,000	2004	Japan	Spot	$9,300		5.0%	May 2013 – Jun. 2013	A

Katerina	76,000	2004	Japan	Period	$9,500		5.0%	May 2013 – Sep. 2013	A

Maritsa	76,000	2005	Japan	Period	$27,649(6)		1.25%	Mar. 2013 – Dec. 2014	A

Efrossini	75,000	2012	Japan	Spot	$9,500		4.75%	Mar. 2013 – May. 2013	B

Kamsarmax

Pedhoulas				Period	$18,350		3.50%	Aug. 2011 – Jul. 2013	C
Merchant	82,300	2006	Japan	Period	BPI+9.5	%(7)	4.00%	Jul. 2013 – Jan. 2015

				Period	$41,850		1.00%	Aug. 2008 – Jul. 2013	C
Pedhoulas Trader	82,300	2006	Japan	Period	BPI+6.5	%(8)	3.50%	Aug. 2013 – Jul. 2015

Pedhoulas Leader	82,300	2007	Japan	Period	$13,250		4.75%	Jun. 2012 – May 2014	C

Pedhoulas Commander	83,700	2008	Japan	Spot	$8,000		5.00%	May 2013 – Jun. 2013

Pedhoulas Builder	81,600	2012	China	Period	$8,450		4.75%	Oct. 2012 – Nov. 2013	D

					(BPI+ 4	%)-
Pedhoulas Fighter	81,600	2012	China	Period	$1,000(9)		5.00%	Aug. 2012 – Sep. 2013	D

Pedhoulas Farmer	81,600	2012	China	Period	$8,000		4.75%	Sep. 2012 – Sep. 2013	D

Post-Panamax

Stalo	87,000	2006	Japan	Period	$34,160		1.25%	Mar. 2010 – Feb. 2015	E

Marina	87,000	2006	Japan	Period	$41,557		1.25%	Dec. 2008 – Dec. 2013	E

Sophia	87,000	2007	Japan	Spot	$11,000		5.00%	Apr. 2013 – May 2013	E

Eleni	87,000	2008	Japan	Period	$41,738		1.25%	Apr. 2010 – Mar. 2015	E

Martine	87,000	2009	Japan	Spot	$10,000		5.00%	May 2013 – Jun. 2013	E

Andreas K	92,000	2009	South Korea	Period	$10,000		5.00%	Dec. 2012 – Feb. 2014	F

Panayiota K	92,000	2010	South Korea	Spot	$7,750		4.75%	Mar. 2013 – Jun. 2013	F

Venus Heritage	95,800	2010	Japan	Spot	$9,000		5.00%	May 2013 – Jul. 2013	G

Venus History	95,800	2011	Japan	Period	$8,000		4.75%	Jan. 2013 – May 2013	G

Venus Horizon	95,800	2012	Japan	Spot	$9,500		5.00%	Feb. 2013 – May 2013	G

Capesize

Kanaris	178,100	2010	China	Period	$25,928		2.50%	Sep. 2011 – Jun. 2031

Pelopidas	176,000	2011	China	Period	$38,000		1.00%	Feb. 2012 – Dec. 2021

Subtotal	2,366,100

NEW BUILDS

Panamax

Hull No. 814	75,000	2H 2013	Japan					B

Hull No. 1659	76,600	1H 2014	Japan					H

Hull No. 1660	76,600	1H 2014	Japan					H

Hull No. 821	77,000	2H 2014	Japan					I

Hull No. 822	77,000	1H 2015	Japan					I

Post-Panamax

Hull No. 2396	84,000	2H 2015	Japan					J

Hull No. 2397	84,000	2H 2015	Japan					J

Capesize

Hull No. 8126	181,000	1H 2014	Japan	Period(10)	$24,376	1.25%	Jan. 2014 – Jan. 2024

Subtotal	731,200

TOTAL	3,097,300

(1)	For newbuilds, the dates shown reflect the expected delivery dates.

(2)

Charter rates represent recognized gross daily charter rates. For charter parties with variable rates among periods or consecutive charter parties with the same charterer, the recognized gross daily charter rates represent the weighted average gross charter rate over the duration of the applicable charter period or series of charter periods, as applicable. Charter agreements may provide for additional payments, namely ballast bonus, to compensate for vessel repositioning.

(3)

Commissions reflect payments made to third-party brokers or our charterers, and do not include the 1.25% fee payable on gross freight, charter hire, ballast bonus and demurrage to our Manager pursuant to our vessel management agreements with our Manager.

(4)

The start dates listed reflect either actual start dates or, in the case of contracted charters that had not commenced as of May 15, 2013, scheduled start dates. Actual start dates and redelivery dates may differ from the scheduled start and redelivery dates depending on the terms of the charter and market conditions.

(5)	Each vessel with the same letter is a “sister ship” of each other vessel that has the same letter, and under certain of our charter contracts, may be substituted with its “sister ships.”

(6)

Following the early redelivery of the Maritsa, in January 2013 we received a cash payment of $13.1 million, which will be amortized over the period of the new period time charter with the same charterer. The new agreed gross daily charter rate is $8,000.

(7)	A period time charter with a forward delivery date in July of 2013 at a gross daily charter rate linked to the Baltic Panamax Index (“BPI”) plus a premium of 9.5%.

(8)	A period time charter with a forward delivery date in August of 2013 at a gross daily charter rate linked to the BPI plus a premium of 6.5%.

(9)	A period time charter at a gross daily charter rate linked to the BPI plus a premium of 4%. Net daily charter rate payable is being reduced by an amount equal to $1,000 per day.

(10)

The charter agreement grants the charterer the option to extend the period time charter for an additional twelve months at a time, at a gross daily charter rate of $26,330, less 1.25% total commissions, which option may be exercised by the charterer a maximum of two times. The charter agreement also grants the charterer an option to purchase the vessel at any time beginning at the end of the seventh year of the period time charter period, at a price of $39 million less 1.00% commission, decreasing thereafter on a pro-rated basis by $1.5 million per year. The Company holds a right of first refusal to buy back the vessel in the event that the charterer exercises its option to purchase the vessel and subsequently offers to sell such vessel to a third party.

Our Competitive Strengths

We believe that we possess a number of strengths that provide us with a competitive advantage in the drybulk shipping industry, including:

Young, high-quality fleet of Panamax, Post-Panamax, Kamsarmax and Capesize class vessels. Following the delivery of the last of our contracted newbuilds in 2015, our fleet will be comprised of 12 Panamax class vessels, seven Kamsarmax class vessels, 12 Post-Panamax class vessels and three Capesize class vessels, and the aggregate carrying capacity of our 34 vessels will be 3,097,300 dwt with an average age of 6.0 years. Our focus is on these larger classes of drybulk vessels, which are able to efficiently transport the major drybulk commodities, including coal, grain and iron ore. The young age of our fleet, we believe, minimizes our operational expenses and maximizes fleet utilization. We are also focused on quality vessels designed to high technical specifications which allow our vessels to lift more cargo on the same draft, compared to the industry average, which we believe provides us with a competitive advantage, as most Panamax vessels trade in draft-restricted ports. In addition, our vessels have lower-than-average fuel consumption and larger-than-average generators, which offer greater operational efficiency and safety than smaller generators. We believe that our young fleet also provides us with a competitive advantage in the period time charter market, where vessel age and quality are of significant importance in competing for business. Recently we have also focused on making selective acquisitions of additional secondhand vessels to grow our fleet and compliment our newbuilds.

Significant contracted growth. We have contracted to acquire eight newbuilds vessel, scheduled to be delivered through 2015 which, upon delivery, will add an aggregate 731,200 dwt in capacity to our fleet, increasing the dwt capacity of our current fleet by approximately 31%.

Long-term relationships with key industry players drive opportunities with customers and shipyards. We have established long-term relationships with some of the largest drybulk shippers in the industry by providing reliable service and consistently meeting our customers’ expectations. Our policy is to charter our vessels primarily to charterers that use our vessels to transport drybulk commodities rather than charterers that sub-charter them to third parties. We believe our direct relationship with the actual shippers of drybulk commodities allows us to develop long-term customer relationships, which results in significant repeat business and gives us insight into the underlying demand for those commodities.

We have also developed long-term relationships with high quality shipyards and have ordered 42 newbuilds over the past 20 years from shipyards including the Tsuneishi, IHI, Imabari and Sasebo shipyards in Japan. With financing markets remaining difficult for some vessel owners, we expect that our relationships with shipyards will provide us with attractive opportunities to purchase additional newbuilds.

Our Business Strategy

Our primary objectives are to profitably grow our business, to increase the distributable cash flow per share and to maximize value to our stockholders by pursuing the following strategies:

Pursue a balanced chartering strategy. We intend to employ our drybulk vessels on a mix of period time and spot charters according to our assessment of market conditions. As of May 15, 2013, our charter coverage was 56% of our fleet’s anticipated ownership days for the remainder of 2013. In 2014 and 2015, the percentage of our fleet’s anticipated ownership days covered by time charter arrangements was 29% and 12%, respectively, which allows for potential upside to our revenues in the event of a strong charter market. As of May 15, 2013, our total contracted net revenue through 2018 from our existing fleet and our eight contracted newbuilds, one of which is already chartered, was $282.9 million, providing for $67.5 million for the remainder of 2013, $80.1 million for 2014 and $135.3 million for the years 2015 through 2018.

Strategically expand the size of our fleet, taking advantage of industry challenges. We intend to grow our fleet through timely and selective investment in newbuild contracts for and second-hand purchases of drybulk vessels when we believe those acquisitions will result in good returns on invested capital and increased cash flow per share. Given that prices for vessels have fallen significantly since the middle of 2008, and remain volatile, we expect to have significant opportunities to acquire drybulk tonnage. When acquiring vessels, we prefer to invest in groups of vessels, including vessels that will be sister ships, in order to take advantage of the operational flexibility and economies that sister ships afford us and our charterers.

Continue to operate a high-quality fleet. We intend to maintain a young, high-quality fleet by strategically replacing existing vessels with newbuilds that have the high technical specifications and advanced designs that meet the needs of our customers. We intend to preserve the quality of our vessels through a comprehensive maintenance and inspection program supervised by our experienced affiliated Manager.

Management of Our Fleet

Our chief executive officer, president, chief financial officer and chief operating officer, collectively referred to in this prospectus as our “executive officers,” provide us with strategic management and also supervise the management of our day-to-day operations by our Manager. We have a management agreement pursuant to which our Manager provides us with technical, administrative, commercial and certain other services. The initial two-year term of this agreement expired in 2010, however, the agreement automatically renews each year for up to eight years. The management agreement can be terminated earlier by us upon notice given one month prior to the end of the then-current term. We believe our Manager has built a strong reputation in the drybulk shipping industry by providing customized, high quality operational services in an efficient manner.

Pursuant to our management agreement, we pay our Manager a fee of $700 per day per vessel, and a fee of 1.25% on gross freight charter hire, ballast bonus and demurrage for providing commercial, technical and administrative services and a commission of 1.0% based on the contract price of any vessel bought or sold on our behalf, including each of our contracted newbuilds. We also pay our Manager a flat supervision fee of $550,000 per newbuild, of which 50% is payable upon the signing of the relevant supervision agreement, and 50% upon successful completion of the sea trials of each newbuild, which we capitalize, for on- premises construction supervision. The management fees can be adjusted annually on May 29 of each year, the anniversary of our management agreement, by agreement between us and our Manager.

Our Manager has agreed that, during the term of our management agreement and for a period of one year following its termination, our Manager will not provide management services to, or with respect to, any drybulk vessels other than (a) on our behalf or (b) with respect to drybulk vessels that are owned or operated by companies affiliated with our chief executive officer and drybulk vessels that are acquired, invested in or controlled by companies affiliated with our chief executive officer, subject in each case to compliance with, or waivers of, the restrictive covenant agreements between us and such companies. Our Manager has also agreed that if one of our drybulk vessels and a drybulk vessel owned or operated by a company affiliated with our chief executive officer, or a drybulk vessel that is acquired, invested in or controlled by such company, are both available and meet the criteria for a charter being arranged by our Manager, our drybulk vessel will be offered such charter. Historically our Manager has only rarely provided services to third parties and currently our Manager does not provide management services to any third party vessels.

Our arrangements with our Manager and its performance are reviewed by our board of directors. Our Manager reports to us and our board of directors through our executive officers.

Corporate Information

Safe Bulkers, Inc. was incorporated in the Republic of The Marshall Islands on December 11, 2007 under the Marshall Islands Business Corporations Act. We maintain our offices at 30-32 Avenue Karamanli, P.O. Box 70837, 16605 Voula, Athens, Greece. Our telephone number at that address is 011-30-210-899-4980. Our website address is www.safebulkers.com. The information on our website is not a part of this prospectus. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of The Marshall Islands, Inc.

The Offering

Issuer	Safe Bulkers, Inc., a Marshall Islands corporation.
Securities offered

800,000 of our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share. For a detailed description of the Series B Preferred Shares, please see the section entitled “Description of Series B Preferred Shares.”

920,000 Series B Preferred Shares, if the underwriters exercise their option to purchase additional shares in full.
Price per share	$25.00
Concurrent private placement

Concurrently with the public offering of our Series B Preferred Shares pursuant to this prospectus supplement, we are also selling through a private placement 800,000 Series B Preferred Shares to Chalkoessa Maritime Inc., an entity associated with our chief executive officer, Polys Hajioannou (“Chalkoessa”), at the public offering price. Chalkoessa intends to complete the purchase of these shares if the public offering is completed.

Conversion; exchange and preemptive rights	The Series B Preferred Shares will not have any conversion or exchange rights or be subject or entitled to preemptive rights.
Dividends

Dividends on Series B Preferred Shares will accrue and be cumulative from the date the Series B Preferred Shares are originally issued and will be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

In the event that four quarterly dividends, whether consecutive or not, payable on Series B Preferred Shares are in arrears, such event shall constitute a “Dividend Payment Default.”
Dividend payment dates	January 30, April 30, July 30 and October 30, commencing July, 30, 2013 (each, a “Dividend Payment Date”).
Dividend rate

The dividend rate for the Series B Preferred Shares will be 8.00% per annum per $25.00 of liquidation preference per share (equal to $2.00 per share), subject to increase if (i) we fail to comply with certain covenants (a “Covenant Default”), (ii) we experience certain defaults under any of our credit facilities (a “Cross Default”), (iii) four quarterly dividends payable on the Series B Preferred Shares are in arrears (a “Dividend Payment Default”) or (iv) the Series B Preferred Shares are not redeemed by us in whole by July 30, 2018 (a “Failure to Redeem”), the dividend rate payable on the Series B

Preferred Shares shall increase, subject to aggregate maximum rates per annum of 25% prior to July 30, 2016 and 30% thereafter, to a rate that is 1.25 times the dividend rate payable on the Series B Preferred Shares as of the close of business on the day immediately preceding the Covenant Default, Cross Default, Divided Payment Default or Failure to Redeem, as applicable, and on each subsequent Dividend Payment Date, the dividend rate payable shall increase to a rate that is 1.25 times the dividend rate payable on the Series B Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until the Covenant Default, Cross Default or Dividend Payment Default is cured or the Series B Preferred Shares are no longer outstanding. Please see the section entitled “Description of Series B Preferred Shares-Dividends.”

Ranking

The Series B Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series B Preferred Shares will rank:

•

senior to our common shares and, if issued, our Series A Participating Preferred Stock, and to each other class or series of capital stock established after the original issue date of the Series B Preferred Shares that is not expressly made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up;

•

pari passu with any class or series of capital stock established after the original issue date of the Series B Preferred Shares that is not expressly subordinated or senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up; and

•

junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and each class or series of capital stock expressly made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up.

Optional redemption and failure to redeem

At anytime on or after July 30, 2016, we may redeem, in whole or in part, the Series B Preferred Shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Our failure to redeem all the Series B Preferred Shares on or prior to July 30, 2018, whether or not our board of directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which we are subject, shall constitute a “Failure to Redeem.”

Voting rights

Holders of the Series B Preferred Shares generally have no voting rights. However, if and whenever dividends payable on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Shares (voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will, subject to certain exceptions, be entitled to elect one additional director to serve on our board of directors until we pay, or declare and set apart for payment, all cumulative dividends on the Series B Preferred Shares.

Covenants and cross defaults

We will be subject to certain covenants with respect to the Series B Preferred Shares, including maintaining a net worth to preferred stock ratio. See the section entitled “Description of Series B Preferred Shares——Certain Covenants.”

Our failure to comply with such covenants, if such failure continues unremedied for 120 days, shall constitute a “Covenant Default” pursuant to the terms of the Series B Preferred Shares.

In addition, a default by us or any of our subsidiaries under any Credit Facility (as defined under “Description of Series B Preferred Shares—Dividends—Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem”) shall constitute a “Cross Default” if such default is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under any Credit Facility prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (as such Credit Facility may be amended) and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default, aggregates $25 million or more.

Fixed liquidation price

If we liquidate, dissolve or wind- up, holders of the Series B Preferred Shares will have the right to receive $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common shares or other junior securities.

Sinking fund	The Series B Preferred Shares will not be subject to any sinking fund requirements. Please see the section entitled “Description of Series B Preferred Shares—No Sinking Fund.”
Use of proceeds

The net proceeds from the public offering, after deducting estimated underwriting discounts and estimated expenses payable by us, together with the proceeds from the sale of shares to Chalkoessa in the concurrent private placement, will be approximately $39.0 million. This amount assumes no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds of this offering and the concurrent private placement for vessel acquisitions, capital expenditures and for other general corporate purposes, which may include repayment of indebtedness.

Ratings	The Series B Preferred Shares are not expected to rated by any Nationally Recognized Statistical Rating Organization.
NYSE listing

We intend to file an application to list the Series B Preferred Shares on the NYSE. If the application is approved, trading of the Series B Preferred Shares on the NYSE is expected to begin within 30 days after the original issue date of the Series B Preferred Shares. The underwriters have advised us that they intend to make a market in the Series B Preferred Shares prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series B Preferred Shares will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Tax considerations

Subject to the more comprehensive discussion under “Tax Considerations—United States Federal Income Tax Considerations—United States Federal Income Taxation of United States Holders,” any distributions with respect to our Series B Preferred Shares that you receive from us will generally constitute dividends, which may be taxable at ordinary income rates or taxable as “qualified dividend income” at preferential rates.

Risk factors

See “Risk Factors” on page S-15 of this prospectus supplement and beginning on page 2 of our Annual Report on Form 20-F for a discussion of factors you should carefully consider before deciding to invest in the Series B Preferred Shares.

Summary Consolidated Financial and Other Data

The following table presents selected consolidated financial and other data of the Company. The selected consolidated financial data of the Company for each of the five years in the period ended December 31, 2012 are a summary of, are derived from, and are qualified by reference to our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles, or “U.S. GAAP.” The consolidated financial data for the three months ended March 31, 2013 and March 31, 2012 have been derived from our interim unaudited consolidated financial statements. See “Management’s Discussion of First Quarter 2013 Results” in our Report on Form 6-K, filed with the SEC on May 15, 2013, and incorporated herein by reference. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2013.

Our audited consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2010, 2011 and 2012 and the consolidated balance sheets at December 31, 2011 and 2012, together with the notes thereto, are included in our Annual Report on Form 20-F, incorporated by reference herein, and should be read in their entirety. The selected consolidated financial and other data for the years ended December 31, 2008 and 2009 have been derived from our audited financial statements, which are not included herein.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(In thousands of U.S. dollars except share data)
STATEMENT OF INCOME
Revenues	$208,411	$168,400	$159,698	$172,036	$187,557	$44,804	$45,172
Commissions	(7,639)	(3,794)	(2,678)	(3,128)	(3,261)	(732)	(945)

Net revenues	200,772	164,606	157,020	168,908	184,296	44,072	44,227

Voyage expenses	(273)	(577)	(610)	(1,987)	(7,286)	(1,311)	(4,035)
Vessel operating expenses	(17,615)	(19,628)	(23,128)	(26,066)	(34,540)	(8,097)	(9,914)
Depreciation	(10,614)	(13,893)	(19,673)	(23,637)	(32,250)	(7,322)	(8,836)
General and administrative expenses:
—Management fee to related party	(4,420)	(4,436)	(4,880)	(6,026)	(7,726)	(1,754)	(2,139)
—Third party expenses	(3,625)	(2,610)	(2,138)	(2,463)	(2,220)	(579)	(503)
Early redelivery (cost)/income	(565)	74,951	132	207	11,677	—	—
Loss on asset purchase cancellations	—	(20,699)	—	—	—	—	—
Gain on sale of assets	—	—	15,199	—	—	—	—

Operating income	163,660	177,714	121,922	108,936	111,951	25,009	18,800

Interest expense	(16,392)	(10,342)	(6,423)	(5,250)	(9,072)	(1,825)	(2,575)
Other finance costs	(408)	(442)	(330)	(1,055)	(1,268)	(390)	(216)
Interest income	1,492	2,164	2,627	1,046	1,122	282	271
(Loss)/gain on derivatives	(19,509)	(4,416)	(8,164)	(12,491)	(5,384)	(1,241)	63
Foreign currency (loss)/gain	(9,501)	838	281	(799)	(3)	(10)	36
Amortization and write-off of deferred finance charges	(131)	(106)	(266)	(653)	(1,226)	(211)	(310)

Net income	$119,211	$165,410	$109,647	$89,734	$96,120	$21,614	$16,069

Earnings per share, basic and diluted	$2.19	$3.03	$1.73	$1.29	$1.27	$0.30	$0.21
Cash dividends declared per share	$3.83	$0.60	$0.60	$0.60	$0.50	$0.15	$0.05
Weighted average number of shares outstanding, basic and diluted	54,500,889	54,510,587	63,300,466	69,463,093	75,468,465	71,868,950	76,673,484

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(In thousands of U.S. dollars)
OTHER FINANCIAL DATA
Net cash provided by operating activities	$259,597	$211,338	$118,147	$107,189	$105,065	$23,401	$28,948
Net cash (used in) investing activities	(148,223)	(191,863)	(131,709)	(125,889)	(158,145)	(47,417)	(50,454)
Net cash (used in)/provided by financing activities	(83,672)	(28,742)	60,136	(18,514)	127,683	14,545	(69,014)
Net increase/(decrease) in cash and cash equivalents	27,702	(9,267)	46,574	(37,214)	74,603	(9,471)	(90,520)

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(In thousands of U.S. dollars)
BALANCE SHEET DATA (at period end)
Total current assets	$88,086	$105,648	$104,276	$37,959	$171,829	$29,792	$97,795
Total fixed assets	387,296	467,513	640,258	777,663	849,903	817,784	876,589
Other non-current assets	6,900	55,563	60,838	61,649	60,482	61,488	60,217
Total assets	482,282	628,724	805,372	877,271	1,082,214	909,064	1,034,601
Total current liabilities	70,863	65,551	52,983	51,673	47,493	52,325	53,741
Derivative liabilities	21,716	15,510	9,787	10,130	8,978	8,174	6,922
Long-term debt, net of current portion	413,483	420,994	467,070	465,805	596,468	457,571	527,944
Unearned revenue—Long-term	11,765	29,450	31,399	17,821	3,419	12,880	7,872
Total shareholders’ (deficit)/equity	(35,545)	97,219	244,133	331,842	425,856	378,114	438,122
Total liabilities and shareholders’ equity	482,282	628,724	805,372	877,271	1,082,214	909,064	1,034,601
OTHER DATA (1)
EBITDA	$144,856	$187,587	$133,382	$118,228	$137,546	$30,690	$27,519
Adjusted EBITDA	$174,431	$136,913	$125,934	$131,311	$131,256	$31,941	$27,420

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(In thousands of U.S. dollars)
FLEET DATA
Number of vessels at period end	12	14	16	18	24	20	26
Average age of fleet (in years)	3.3	3.8	3.8	4.3	4.5	4.1	5.0
Ownership days (2)	4,075	4,817	5,326	5,992	7,716	1,718	2,247
Available days (3)	4,040	4,795	5,296	5,976	7,703	1,718	2,219
Operating days (4)	4,025	4,778	5,269	5,962	7,654	1,715	2,214
Fleet utilization (5)	98.77%	99.19%	98.93%	99.50%	99.20%	99.83%	98.53%
Average number of vessels in the period (6)	11.1	13.2	14.6	16.4	21.08	18.88	24.97
AVERAGE DAILY RESULTS
Time charter equivalent rate (7)	$49,626	$34,208	$29,534	$27,932	$22,979	$24,890	$18,113
Daily vessel operating expenses (8)	$4,323	$4,075	$4,342	$4,350	$4,476	$4,713	$4,412
Daily general and administrative expenses (9)	$1,974	$1,463	$1,318	$1,417	$1,289	$1,358	$1,176

(1)	A reconciliation of net income to EBITDA and a reconciliation of EBITDA to Adjusted EBITDA are set forth below:

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(In thousands of U.S. dollars)
Net Income	$119,211	$165,410	$109,647	$89,734	$96,120	$21,614	$16,069
Plus Net Interest Expense	14,900	8,178	3,796	4,204	7,950	1,543	2,304
Plus Depreciation	10,614	13,893	19,673	23,637	32,250	7,322	8,836
Plus Amortization	131	106	266	653	1,226	211	310

EBITDA	$144,856	$187,587	$133,382	$118,228	$137,549	$30,690	$27,519

Less Gain on sale of assets	—	—	(15,199)	—	—	—	—
Plus Early redelivery cost/(income)	565	(74,951)	(132)	(207)	(11,677)	—	—
Plus Loss on asset cancellations	—	20,699	—	—	—	—	—
Plus Loss/(gain) on derivatives	19,509	4,416	8,164	12,491	5,384	1,241	(63)
Plus Loss/(gain) on foreign currency	9,501	(838)	(281)	799	3	10	(36)

Adjusted EBITDA	$174,431	$136,913	$125,934	$131,311	$131,256	$31,941	$27,420

EBITDA and Adjusted EBITDA are not recognized measurements under U.S. GAAP. EBITDA represents net income before interest, income tax expense, depreciation and amortization. EBITDA assists our management and investors by increasing the comparability of our fundamental performance from period to period and against the fundamental performance of other companies in our industry that provide EBITDA information. We believe that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA represents our EBITDA after giving effect to the removal of gain on sale of assets, early redelivery cost/income, loss on asset cancellations and gain/loss on derivatives and foreign currency for the relevant periods. Adjusted EBITDA assists our management and investors by increasing the comparability of our fundamental performance with respect to our vessel operation, without including the gain on sale of assets, gains or costs we have received or incurred through early redelivery or the losses from asset cancellations and gain/loss on derivatives and foreign currency during the relevant periods, which we believe allows us to better illustrate our operating performance for the periods indicated.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. EBITDA and Adjusted EBITDA should not be considered a substitute for net income calculated in accordance with U.S. GAAP or as a measure of profitability. While EBITDA and Adjusted EBITDA are frequently used as measures of operating results and performance, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(2)	Ownership days represent the aggregate number of days in a period during which each vessel in our fleet has been owned by us.

(3)

Available days represent the total number of days in a period during which each vessel in our fleet was in our possession net of off-hire days associated with scheduled maintenance, which includes major repairs, drydockings, vessel upgrades or special or intermediate surveys.

(4)	Operating days represent the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, excluding scheduled maintenance.

(5)	Fleet utilization is calculated by dividing the number of our operating days during a period by the number of our ownership days during that period.

(6)	Average number of vessels in the period is calculated by dividing ownership days in the period by the number of days in that period.

(7)

Time charter equivalent rates, or “TCE” rates, represent our charter revenues less commissions and voyage expenses during a period divided by the number of our available days during the period, as indicated in the table below. TCE rates assist us in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. See “Item 5. Operating and Financial Review and Prospects—A. Operating Results” in our Annual Report on Form 20-F and “Management Discussion of First Quarter 2013 Results” in our Report on Form 6-K filed with the SEC on May 15, 2013, both of which are incorporated herein by reference.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	(In thousands of U.S. dollars)
Time charter revenues	$208,411	$168,400	$159,698	$172,036	$187,557	$44,804	$45,172
Less commissions	(7,639)	(3,794)	(2,678)	(3,128)	(3,261)	(732)	(945)
Less voyage expenses	(273)	(577)	(610)	(1,987)	(7,286)	(1,311)	(4,035)

Time charter equivalent revenue	$200,499	$164,029	$156,410	$166,921	$177,010	$42,761	$40,192

Available days	4,040	4,795	5,296	5,976	7,703	1,718	2,219

Time charter equivalent rate	$49,626	$34,208	$29,534	$27,932	$22,979	$24,890	$18,113

(8)

Daily vessel operating expenses include the costs for crewing, insurance, lubricants, spare parts, provisions, stores, repairs, maintenance, statutory and classification expense, drydocking, intermediate and special surveys and other miscellaneous items. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

(9)

Daily general and administrative expenses include daily fixed and variable management fees payable to our Manager and daily costs payable to third parties in relation to our operations as a public company. Daily general and administrative expenses are calculated by dividing general and administrative expenses by ownership days for the relevant period.

RISK FACTORS

Any investment in our Series B Preferred Shares involves a high degree of risk. Along with the risks and uncertainties described below you should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 2 of our Annual Report on Form 20-F for the year ended December 31, 2012, which was filed with the SEC on February 28, 2013, and on our Report on Form 6-K, which was field with the SEC on April 5, 2013, both of which are incorporated herein by reference, before investing in our Series B Preferred Shares. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”

Any of the risk factors referred to in our Annual Report or in this section could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our Series B Preferred Shares. These risks are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Risks of Investing in the Series B Preferred Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series B Preferred Shares following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on our Series B Preferred Shares only from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem our Series B Preferred Shares. The amount of dividends we can pay or use to redeem Series B Preferred Shares depends upon the amount of cash we generate from our operations, which may fluctuate.

The amount of cash we have available for dividends on or to redeem our Series B Preferred Shares will not depend solely on our profitability.

The actual amount of cash we will have available for dividends or to redeem our Series B Preferred Shares will depend on many factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•

restrictions under our existing or future credit facilities or any future debt securities, including existing restrictions under our existing credit facilities on our ability to pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default and restrictions on our ability to redeem securities;

•	the amount of any cash reserves established by our board of directors; and

•

restrictions under Marshall Islands law, which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by noncash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

The Series B Preferred Shares represent perpetual equity interests.

The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Preferred Shares may be required to bear the financial risks of an investment in the Series B Preferred Shares for an indefinite period of time. In addition, the Series

B Preferred Shares will rank junior to all our indebtedness and other liabilities, and to any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

The Series B Preferred Shares are a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. In addition, the lack of a fixed redemption date for the Series B Preferred Shares will increase your reliance on the secondary market for liquidity purposes.

The Series B Preferred Shares are a new issue of securities with no established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market absent redemption by us. We intend to apply to list the Series B Preferred Shares on the NYSE, but they may not be accepted for listing. Even if the Series B Preferred Shares are approved for listing by the NYSE, however, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the Series B Preferred Shares could be adversely affected and your ability to transfer your shares will be limited. If an active trading market does develop on the NYSE, our Series B Preferred Shares may trade at prices lower than the public offering price. The trading price of our Series B Preferred Shares would depend on many factors, including:

•	prevailing interest rates;

•	the market price of our common stock;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or other preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the shares of our Series B Preferred Shares pending any listing of the shares on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Series B Preferred Shares have not been rated.

We have not sought to obtain a rating for the Series B Preferred Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies may independently determine to assign a rating to the Series B Preferred Shares or that we may elect to obtain a rating of our Series B Preferred Shares in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series B Preferred Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series B Preferred Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series B Preferred Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series B Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Series B Preferred Shares.

Our Series B Preferred Shares are subordinate to our debt, and your interests could be diluted by the issuance of additional preferred shares, including additional Series B Preferred Shares, and by other transactions.

Our Series B Preferred Shares are subordinate to all of our existing and future indebtedness. As of March 31, 2013, we had aggregate debt outstanding of $550.5 million, of which $22.6 million was payable within the next 12 months. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends on or redeem preferred shares. Our articles of incorporation currently authorize the issuance of up to 20,000,000 shares of blank check preferred stock, par value $0.01 per share, of which, as of March 31, 2013, no shares were issued and outstanding. Of this blank check preferred stock, 1,000,000 shares have been designated Series A

Participating Preferred Stock in connection with our adoption of a stockholder rights plan as described under “Item 10. Additional Information—B. Memorandum and Articles of Association—Stockholder Rights Plan” of our Annual Report on Form 20-F for the year ended December 31, 2012 which is incorporated herein by reference. The issuance of additional preferred shares on a parity with or senior to the Series B Preferred Shares would dilute the interests of holders of our Series B Preferred Shares, and any issuance of preferred shares senior to our Series B Preferred Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series B Preferred Shares. Other than the increase in the dividend that may occur in a circumstance described in the section entitled “Description of Series B Preferred Shares—Dividends”, the Series B Preferred Shares do not contain any provisions affording the holders of our Series B Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series B Preferred Shares, so long as the rights of our Series B Preferred Shares are not directly materially and adversely affected.

Market interest rates may adversely affect the value of our Series B Preferred Shares.

One of the factors that will influence the price of our Series B Preferred Shares will be the dividend yield on the Series B Preferred Shares (as a percentage of the price of our Series B Preferred Shares, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Series B Preferred Shares to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Series B Preferred Shares to decrease.

As a holder of Series B Preferred Shares you have extremely limited voting rights.

Your voting rights as a holder of Series B Preferred Shares will be extremely limited. Our common shares are the only class or series of our shares carrying full voting rights. Holders of Series B Preferred Shares will have no voting rights other than the ability, subject to certain exceptions, to elect one director if dividends for six quarterly dividend periods (whether or not consecutive) payable on our Series B Preferred Shares are in arrears and certain other limited protective voting rights described in this prospectus under “Description of Series B Preferred Shares — Voting Rights.”

Our ability to pay dividends on and to redeem our Series B Preferred Shares is limited by the requirements of Marshall Islands law, the laws of the Republic of Liberia and existing and future agreements.

The laws of the Republic of Liberia and of the Republic of The Marshall Islands, where our vessel-owning subsidiaries are incorporated, generally prohibit the payment of dividends other than from surplus or net profits, or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. Our subsidiaries may not have sufficient funds, surplus or net profits to make distributions to us. In addition, under guarantees we have entered into with respect to certain of our subsidiaries’ existing credit facilities, we are subject to financial and other covenants, which may limit our ability to pay dividends and redeem the Series B Preferred Shares. These and future agreements may limit our ability to pay dividends on and to redeem the Series B Preferred Shares. We also may not have sufficient surplus or net profits in the future to pay dividends.

Tax Risks

In addition to the following risk factors, you should read the section entitled “Tax Considerations” for a more complete discussion of the expected material United States federal and non-United States income tax considerations relating to us and the ownership and disposition of our Series B Preferred Shares.

If we were to be subject to tax in jurisdictions in which we operate, our financial results would be adversely affected.

We are a non-resident domestic Marshall Islands corporation. Because we do not, and we do not expect that we will, conduct business or operations in the Republic of The Marshall Islands, under current Marshall Islands law we are not subject to tax on income or capital gains. Additionally, some of our vessel-owning subsidiaries are incorporated under the laws of the Republic of Liberia. Liberian law specifically exempts from taxation non-resident Liberian corporations such as our Liberian subsidiaries that engage in international shipping (and not exclusively in Liberia) and that do not engage in other business or activities in Liberia other than specifically enumerated in the Consolidated Tax Amendments Act of 2011, which was published and became effective on November 1, 2011. We believe that we should not be subject to tax under the laws of various countries other than the United States in which we conduct activities or in which our customers are located. However, our belief is based on our understanding of the tax laws of those countries, and our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law or interpretation. We cannot determine in advance the extent to which certain jurisdictions may require us to pay tax or to make payments in lieu of tax. In addition, payments due to us from our customers may be subject to tax claims.

We may earn shipping income that will be subject to United States income tax, thereby reducing our cash available for distributions to you.

Under United States tax rules, 50% of our gross income attributable to shipping that begins or ends in the United States will be subject to a 4% United States federal income tax (without allowance for deductions). The amount of this income may fluctuate, and we will not qualify for any exemption from this United States tax. Many of our charters contain provisions that obligate the charterers to reimburse us for this 4% United States tax. To the extent we are not reimbursed by our charterers, the 4% United States tax will decrease our cash that is available for dividends.

For a more complete discussion, see the section entitled “Tax Considerations—Taxation of Our Shipping Income” in this prospectus supplement.

United States tax authorities could treat us as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to United States holders.

A non-United States corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (a) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (b) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States stockholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, United States holders who are individuals would not be eligible for preferential tax rates otherwise applicable to qualified dividends.

Based on our current operations and anticipated future operations, we believe that it is more likely than not that we will not be treated as a PFIC. In this regard, we intend to treat gross income we derive or are deemed to derive from our period time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our period time chartering activities should not constitute “passive income,” and that the assets we own and operate in connection with the production of that income should not constitute passive assets.

There are legal uncertainties involved in this determination. A recent case decided by the United States Court of Appeals for the Fifth Circuit held that, contrary to the position of the United States Internal Revenue Service, or the “IRS,” in that case, and for purposes of a different set of rules under the Internal Revenue Code of 1986, or the “Code,” income received under a period time charter of vessels should be treated as rental income rather than services income. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our period time chartering activities would be treated as rental income, and we would probably be a PFIC. In recent guidance, however, the IRS stated that it disagreed with the holding in the Fifth Circuit case, and specified that income from period time charters should be treated as services income. In light of these authorities, the IRS or a United States court may not accept the position that we are not a PFIC, and there is a risk that the IRS or a United States court could determine that we are a PFIC. Moreover, we may constitute a PFIC for a future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our United States stockholders will face adverse United States tax consequences. See the section entitled “Tax Considerations—United States Federal Income Tax Considerations—United States Federal Income Taxation of United States Holders” for a more comprehensive discussion of the United States federal income tax consequences to United States stockholders if we are treated as a PFIC.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus supplement (and in the documents and statements incorporated by referenced herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus supplement includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	availability of key employees, crew, length and number of off-hire days, drydocking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	our expectations about availability of vessels to purchase, the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage our Manager’s relationships and reputation within the drybulk shipping industry to our advantage;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors” in this prospectus supplement (and in the “Risk Factors” described in our Annual Report on Form 20-F).

We caution that the forward-looking statements included in this prospectus supplement (and in the documents and statements incorporated by reference herein) represent our estimates and assumptions only as of the date of this prospectus supplement (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors.” As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the estimated underwriting discount and estimated expenses relating to this offering payable by us, together with the proceeds from the sale of shares to Chalkoessa Maritime Inc., an entity associated with our chief executive officer, Polys Hajioannou, in the concurrent private placement, will be approximately $39.0 million. This amount assumes no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds of this offering and the concurrent private placement, for vessel acquisitions, capital expenditures and for other general corporate purposes, which may include repayment of indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

Year Ended December 31,					Three Months Ended March 31,
2008	2009	2010	2011	2012	2012	2013
8.1	16.7	16.6	13.0	9.4	9.9	6.5

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization and write-off of capitalized expenses relating to indebtedness.

CAPITALIZATION

The following table sets forth, as of March 31, 2013, our capitalization:

•	On an actual basis;

•	On an as adjusted basis to give effect to the following transactions, which occurred between April 1, 2013 and May 31, 2013:

•	the repayment of loans amounting to $12.9 million;

•	the declaration of the first quarter 2013 dividend of $0.05 per common share payable on June 7, 2013, in a total amount $3.8 million; and

•	the issuance of 6,048 common shares to our non-executive independent directors.

•	On a further adjusted basis to give effect to:

•

the issuance and sale of 800,000 Series B Preferred Shares in this offering and the issuance and sale of 800,000 Series B Preferred Shares to Chalkoessa in the concurrent private placement, after deducting estimated underwriting discount and estimated offering expenses of $1.0 million, resulting in net proceeds of approximately $39.0 million.

Other than these adjustments, there has been no material change in our capitalization since March 31, 2013.

This table should be read in conjunction with our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of March 31, 2013
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Debt:
Current portion of long-term debt	$22,576	$18,411	$18,411
Long-term debt, net of current portion	527,944	519,288	519,288

Total debt (1)(2)	$550,520	$537,699	$537,699

Stockholders’ equity:
Series B Preferred Shares	$—	$—	$16
Common stock	77	77	77
Additional paid-in capital	150,299	150,299	189,261
Retained earnings	287,746	283,912	283,912

Total stockholders’ equity	$438,122	$434,288	$473,266

Total capitalization	$988,642	$971,987	$1,010,965

(1)	All bank debt is issued by our subsidiaries and is secured.

(2)	Total debt does not include the fair value of the derivative liabilities, which was $7.9 million as of March 31, 2013.

DESCRIPTION OF SERIES B PREFERRED SHARES

The following description of the Series B Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to the Statement of Designation designating the Series B Preferred Shares (the “Statement of Designation”) and setting forth the rights, preferences and limitations of the Series B Preferred Shares. A copy of the Statement of Designation may be obtained from us as described under “Where You Can Find Additional Information.” References to the “Corporation,” “we,” “our” and “us” refer specifically to Safe Bulkers, Inc.

General

The Series B Preferred Shares offered hereby are a new series of preferred shares. Upon completion of this offering and the concurrent private placement, there will be 3,440,000 Series B Preferred Shares authorized, and 1,600,000 issued and outstanding (or 1,720,000 Series B Preferred Shares issued and outstanding if the underwriters exercise their option to purchase additional shares in full). We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Shares, authorize and issue additional Series B Preferred Shares as well as Parity Securities and Junior Securities (each as defined under “—Ranking”) and, subject to the further limitations described under “—Voting Rights,” Senior Securities (as defined under “—Ranking”).

The holders of our common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and payment to the holders of shares of any class or series of shares (including the Series B Preferred Shares) having preferential rights to receive distributions of our assets.

The Series B Preferred Shares will entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. No fractional Series B Preferred Shares will be issued. When issued and paid for in the manner described in this prospectus supplement, the Series B Preferred Shares offered hereby will be fully paid and nonassessable. Each Series B Preferred Share will have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please see the section entitled “—Liquidation Rights.”

The Series B Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All the Series B Preferred Shares offered hereby may be issued in either certificated or uncertificated form. If issued in certificated form, the Series B Preferred Shares will be represented by a single certificate issued to the Securities Depositary (as defined below) and registered in the name of its nominee and, so long as a Securities Depositary has been appointed and is serving, no person acquiring Series B Preferred Shares will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. Please see the section entitled “—Book-Entry System.”

The Series B Preferred Shares will not be convertible into common shares or any of our other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Shares will not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Shares will be subject to redemption, in whole or in part, at our option commencing on July 30, 2016. Please see the section entitled “—Redemption.”

We have appointed American Stock Transfer & Trust Company as the paying agent (the “Paying Agent”) and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the

Series B Preferred Shares. The address of American Stock Transfer & Trust Company is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

The Series B Preferred Shares will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•

senior to all classes of our common shares and, if issued, our Series A Participating Preferred Stock, and to each other class or series of shares established after the original issue date of the Series B Preferred Shares by our board of directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series B Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding- up of our affairs, whether voluntary or involuntary (collectively referred to with our common shares as “Junior Securities”);

•

on parity with each class or series of shares established after the original issue date of the Series B Preferred Shares by our board of directors, the terms of which class or series are not expressly subordinated or senior to the Series B Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to as “Parity Securities”); and

•

junior to each class or series of shares established after the original issue date of the Series B Preferred Shares by our board of directors, the terms of which class or series expressly provide that it ranks senior to the Series B Preferred Shares as to dividend distributions and distributions upon liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to as “Senior Securities”).

Under the Statement of Designation, we may issue Junior Securities and, so long as no cumulative dividends on the Series B Preferred Shares are in arrears, Parity Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The holders of outstanding Series B Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series B Preferred Shares will have no voting rights except as set forth below or as otherwise provided by the Business Corporations Act of the Marshall Islands. In the event that six quarterly dividends, whether consecutive or not, payable on Series B Preferred Shares are in arrears, the holders of Series B Preferred Shares will have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series B Preferred Shares voted as a class for the election of such director). The right of such holders of Series B Preferred Shares to elect one member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series B Preferred Shares and any Parity Securities to vote as a class for such director, the term of office of any director then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series B Preferred Shares and any Parity Securities shall be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series B Preferred Shares, voting as a single class, we may not:

•	adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series B Preferred Shares in any material respect;

•	issue any Parity Securities if the cumulative dividends payable on outstanding Series B Preferred Shares are in arrears; or

•	create or issue any Senior Securities.

On any matter described above in which the holders of the Series B Preferred Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series B Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Dividends

General

Holders of Series B Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from June 13, 2013.

Determination of Dividend Rate

Dividends on Series B Preferred Shares will be cumulative, commencing on June 13, 2013, and payable on each Dividend Payment Date, commencing July 30, 2013, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series B Preferred Shares will accrue at a rate of 8.00% per annum per $25.00 stated liquidation preference per Series B Preferred Share, subject to increase upon (1) a Covenant Default, (2) a Cross Default, (3) a Dividend Payment Default or (4) a Failure to Redeem (such rate, as increased, if applicable, being the “Base Dividend Rate”).

Dividend Payment Date

The “Dividend Payment Dates” for the Series B Preferred Shares will be each January 30, April 30, July 30 and October 30, commencing July 30, 2013. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the original issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period, and dividends will accrue on accumulated dividends at the applicable Base Dividend Rate. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem

•

Our failure to comply with clause (A) under “—Certain Covenants” below, if such failure continues unremedied for 120 days and commencing at the end of such 120- day period, shall constitute a “Covenant Default.”

•	In the event that four quarterly dividends, whether consecutive or not, payable on Series B Preferred Shares are in arrears, such event shall constitute a “Dividend Payment Default.”

•

A default by us or any subsidiary under any Credit Facility shall constitute a “Cross Default” for money borrowed if such default is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such Credit Facility prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (“payment default”), and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default aggregates $25 million or more.

•

Our failure to redeem all the Series B Preferred Shares on or prior to July 30, 2018, whether or not our board of directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which we are subject, shall constitute a “Failure to Redeem.”

If a Covenant Default, a Cross Default, a Dividend Payment Default or a Failure to Redeem occurs, then:

(1) effective as of the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and without duplication if more than one such event has occurred and is continuing at any time, the Base Dividend Rate payable on the Series B Preferred Shares shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series B Preferred Shares as of the close of business on the day immediately preceding the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and

(2) on each subsequent Dividend Payment Date, the Base Dividend Rate payable in respect of the succeeding quarterly dividend period shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series B Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until no Covenant Default, Cross Default or Dividend Payment Default exists or, in the case of a Failure to Redeem, until all the Series B Preferred Shares are no longer outstanding.

Notwithstanding the foregoing, in no event shall dividends accrue on the Series B Preferred Shares at a rate greater than 25% per annum in respect of any period prior to July 30, 2016 or 30% thereafter. If a Covenant Default, Cross Default or Dividend Payment Default, as applicable, ceases to exist, the Base Dividend Rate payable on the Series B Preferred Shares shall be reduced, effective as of the date such Covenant Default, Cross Default or Dividend Payment Default ceases to exist (as evidenced by the delivery of an officer’s certificate by us to the Registrar and Transfer Agent stating that such Covenant Default, Cross Default or Dividend Payment Default, as applicable, no longer exists), to such Base Dividend Rate that would have been applicable had such Covenant Default, Cross Default or Dividend Payment Default never existed.

Payment of Dividends

Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”) will be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our by-laws then in effect and the Statement of Designation.

So long as the Series B Preferred Shares are held of record by the nominee of the Securities Depositary, declared dividends will be paid to the Securities Depositary in same-day funds on each Dividend Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described under “—Dividends-Determination of Dividend Rate”, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Redemption

Optional Redemption

Commencing on July 30, 2016, we may redeem, at our option, in whole or in part, the Series B Preferred Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected from any source of funds legally available for such purpose.

Redemption Procedure

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all issued and outstanding Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the issued and outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed by such method of selection as the Securities Depositary shall determine, with adjustments to avoid redemption of fractional shares. So long as all Series B Preferred Shares are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series B Preferred Shares to be redeemed and the Securities Depositary will determine the number of Series B Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series B Preferred Shares for its own account). A participant may determine to redeem Series B Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series B Preferred Shares from the accounts of other beneficial owners.

So long as the Series B Preferred Shares are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same- day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series B Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depositary or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book- entry account) representing the number of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent. Any Redemption Notice may, at the Corporation’s discretion, be subject to one or more conditions precedent, including but not limited to, completion of any equity offering, the issuance of indebtedness or other corporate transaction or event.

We and our affiliates may from time to time purchase the Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preferred shares, undesignated as to series.

No Sinking Fund

The Series B Preferred Shares will not have the benefit of any sinking fund.

Certain Covenants

The Statement of Designation includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(A) Limitation on Minimum Net Worth. We shall not permit the Net Worth to Preferred Stock Ratio to be less than or equal to 2.00.

(B) Reports. During the period that any Cross Default exists, at the request of any Holder of Series B Preferred Shares, we shall provide, to the extent that we are not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such Holder any report or other information that is provided to any lender or other financier under the Credit Facility giving rise to the Cross Default. As a condition to the receipt of such report or other information, such Holder must agree not to disclose such report or information to any third party or to purchase or sell any of securities of the Corporation on the basis of any material, nonpublic information included in such report or other information.

Compliance Measurement. Compliance with the covenant described in (A) above shall be measured on the last day of each of our fiscal quarters, commencing June 30, 2013. Within 60 days after the end of each fiscal quarter, we shall deliver to the Registrar and Transfer Agent an officer’s certificate confirming compliance with the covenant described above. Each such certificate will be made available to the holders of the Series B Preferred Shares upon request to the Registrar and Transfer Agent. We shall mail, within five Business Days of the discovery thereof, to all holders of the Series B Preferred Shares and the Registrar and Transfer Agent, notice of any default in compliance with the covenant described above.

The holders of at least a majority of the issued and outstanding Series B Preferred Shares, voting as a single class, may waive compliance with any of the covenants described in this “—Certain Covenants” section. The Corporation may not, and may not permit any subsidiary or affiliate to, pay or cause to be paid any consideration to or for the benefit of any holder of the Series B Preferred Shares for or as an inducement to such holder’s consent to any such waiver unless such consideration is offered to be paid to all holders of Series B Preferred Shares and is paid to all holders of Series B Preferred Shares that consent to any such waiver in the time frame set forth in the solicitation relating to such waiver.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means, as of a given date, our cash and cash equivalents as determined in accordance with U.S. GAAP.

“Common Stock” means each of the Corporation’s common stock, par value $0.001 per share, and any other outstanding class of the Corporation’s common shares.

“Credit Facility” means, with respect to the Corporation or any subsidiary, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

“Intangible Assets” means, in respect of the Corporation as of a given date, the intangible assets of the Corporation of the types, if any, presented in the Corporation’s consolidated balance sheet.

“Net Worth” means, as of a given date, the result of, without duplication:

(a) Total Assets; less

(b) Intangible Assets; less

(c) Total Borrowings (without giving effect to any fair value adjustments pursuant to FASB’s Accounting Standards Codification 820).

“Net Worth to Preferred Stock Ratio” means, as of a given date, the result of dividing (x) Net Worth as of such date by (y) the aggregate Preferred Stock Amount as of such date.

“Preferred Stock” means any of the capital stock of the Corporation, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, over shares of our Common Stock.

“Preferred Stock Amount” means, in respect of any series of Preferred Stock, the sum, without duplication, of (x) the aggregate liquidation preference of the outstanding shares of such Preferred Stock as of the relevant measurement date and (y) the aggregate amount of any accumulated and unpaid dividends or other distributions in respect of the outstanding shares of such Preferred Stock as of the relevant measurement date.

“Total Assets” means, in respect of the Corporation on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) all of the assets of the Corporation of the types presented on its consolidated balance sheet; plus

(b) Cash and Cash Equivalents; plus

(c) the assets under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Corporation is required to record on its books under U.S. GAAP even though the Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of the Corporation on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e) the outstanding principal amount of all moneys owing to a counterparty (and not including any transaction expenses) in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f) any fixed premium payable on maturity or mandatory redemption of any instrument referred to in clause (c) of this definition that is not subject to any event or contingencies (other than the passage of time) which have not yet occurred; plus

(g) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Corporation to the extent that such guaranteed indebtedness is determined and given a value in respect of the Corporation on a consolidated basis in accordance with US GAAP.

Notwithstanding the foregoing. “Total Borrowings” shall not include any of the following:

(a) indebtedness or obligations arising from derivative transactions, such as, but not limited to, protecting against interest rate or currency fluctuations; and

(b) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Corporation is required to record on its books under U.S. GAAP even though the Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“U.S. GAAP” means generally accepted accounting principles in the United States of America as in effect on the date the Statement of Designation is executed.

Interpretation

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this “Certain Covenants” subsection is to be construed in accordance with U.S. GAAP.

Book-Entry System

We expect that all Series B Preferred Shares offered hereby will be represented by a single certificate issued to The Depository Trust Company (The Depository Trust Company, and its successors or assigns or any other securities depositary selected by us, is referred to in this prospectus supplement as the “Securities Depositary”) and registered in the name of its nominee (initially, Cede & Co.) We expect that the Series B Preferred Shares offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Series B Preferred Shares offered hereby will be entitled to receive a certificate evidencing such shares, unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series B Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series B Preferred Shares, each purchaser of Series B Preferred Shares must rely on (1) the procedures of the Securities Depositary and its participants to receive dividends, distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preferred Shares and (2) the records of the Securities Depositary and its participants to evidence its ownership of such Series B Preferred Shares.

So long as the Securities Depositary (or its nominee) is the sole holder of the Series B Preferred Shares, no beneficial holder of the Series B Preferred Shares will be deemed to be a shareholder of us. The Depository Trust Company, the initial Securities Depositary, is a New York- chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series B Preferred Shares, whether as a holder of the Series B Preferred Shares for its own account or as a nominee for another holder of the Series B Preferred Shares.

TAX CONSIDERATIONS

Marshall Islands Tax Considerations

We are a non-resident domestic Marshall Islands corporation. Because we do not, and we do not expect that we will, conduct business or operations in the Republic of The Marshall Islands, under current Marshall Islands law we are not subject to tax on income or capital gains and our stockholders (so long as they are not citizens or residents of the Republic of The Marshall Islands) will not be subject to Marshall Islands taxation or withholding on dividends and other distributions (including upon a return of capital) we make to our stockholders. In addition, so long as our stockholders are not citizens or residents of the Republic of The Marshall Islands, our stockholders will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, holding or disposition of our Series B Preferred Shares, and our stockholders will not be required by the Republic of The Marshall Islands to file a tax return relating to our Series B Preferred Shares.

Each stockholder is urged to consult their tax counselor or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Republic of The Marshall Islands, of their investment in us. Further, it is the responsibility of each stockholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of them.

Liberian Tax Considerations

Some of our vessel-owning subsidiaries are incorporated under the laws of the Republic of Liberia. The Republic of Liberia enacted a new income tax act effective as of January 1, 2001 (the “New Act”) which did not distinguish between the taxation of “non-resident” Liberian corporations, such as our subsidiaries, which conduct no business in Liberia and were wholly exempt from taxation under the income tax law previously in effect since 1977, and “resident” Liberian corporations which conduct business in Liberia and are, and were under the prior law, subject to taxation. The New Act was amended by the Consolidated Tax Amendments Act of 2011 which was published and became effective on November 1, 2011 (the “Amended Act”). The Amended Act specifically exempts from taxation non-resident Liberian corporations such as our Liberian subsidiaries that engage in international shipping (and not exclusively in Liberia) and that do not engage in other business or activities in Liberia other than specifically enumerated in the Amended Act. In addition, the Amended Act made such exemption from taxation retroactive to the effective date of the New Act.

United States Federal Income Tax Considerations

The following discussion of United States federal income tax matters is based on the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address any United States state or local taxes, any United States federal tax other than federal income tax or the tax on net investment income imposed by Section 1411 of the Code. This discussion does not purport to address the tax consequences of owning our Series B Preferred Shares to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, United States expatriates, persons holding our Series B Preferred Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons liable for alternative minimum tax, pass-through entities and investors therein, persons who own, actually or under applicable constructive ownership rules, 10% or more of our Series B Preferred Shares, traders or dealers in securities or currencies and United States holders whose functional currency is not the United States dollar) may be subject to special rules. This discussion only addresses holders that hold the Series B Preferred Shares as capital assets. This discussion is based upon our beliefs and expectations concerning our past, current and anticipated activities, income and assets and those of our subsidiaries, the direct, indirect and constructive ownership of our stock and the trading and quotation of our Series B Preferred Shares. Should any such beliefs or expectations prove to be incorrect, the conclusions described herein could be adversely affected. You are encouraged to consult your own tax advisors concerning the overall tax consequences of the ownership of our Series B Preferred Shares arising in your own particular situation under United States federal, state, local or foreign law.

If a partnership holds our Series B Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners in a partnership holding our Series B Preferred Shares are encouraged to consult their tax advisors.

Taxation of Our Shipping Income

For purposes of the following discussions “shipping income” means income that is derived by a non-United States corporation from:

(a)	the use of vessels;

(b)	the hiring or leasing of vessels for use on a time, operating or bareboat charter basis;

(c)	the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture it directly or indirectly owns or participates in that generates such income; or

(d)	the performance of services directly related to those uses.

Shipping income attributable to transportation exclusively between non-United States ports is generally not subject to United States income tax. However, unless exempt from United States income tax under the rules contained in Section 883 of the Code, a non-United States corporation is, under the rules of Section 887 of the Code, subject to a 4% United States income tax in respect of its “United States source gross transportation income” (without the allowance for deductions). United States source gross transportation income includes 50% of shipping income that is attributable to transportation that begins or ends (but that does not both begin and end) in the United States. Under Section 883 of the Code, a non-United States corporation will be exempt from United States income tax on its United States source gross transportation income if:

(a)	it is organized in a foreign country (its “country of organization”) that grants an “equivalent exemption” to United States corporations; and

(b)	either

(i)

more than 50% of the value of its stock is owned, directly or indirectly, by individuals who are “residents” of its country of organization or of another foreign country that grants an “equivalent exemption” to United States corporations; or

(ii)

its stock is “primarily and regularly traded on an established securities market” in its country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States.

We believe that we will not satisfy the requirements of Section 883 of the Code. As a result, we will be subject to the 4% United States income tax on United States source gross transportation income. Since 50% of our gross shipping income for transportation that begins or ends in the United States would be treated as United States source gross transportation income, we expect that the effective rate of United States income tax on our gross shipping income for such transportation would equal 2%. Many of our charters contain a provision that obligates the charterer to reimburse us for the 4% United States income tax that we are required to pay in respect of the vessel subject to the relevant charter.

In lieu of the foregoing rules, since the exemption of Section 883 of the Code will not apply to us, our United States source gross transportation income that is considered to be “effectively connected” with the conduct of a United States trade or business would be subject to the United States corporate income tax currently imposed at rates of up to 35% (net of applicable deductions). In addition, we may be subject to the 30% United States “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

We expect that none of our United States source gross transportation income will be “effectively connected” with the conduct of a United States trade or business. Such income would be considered “effectively connected” only if:

(a)	we had, or were considered to have, a fixed place of business in the United States involved in the earning of our United States source gross transportation income; and

(b)

substantially all of our United States source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we will not have, or permit circumstances that would result in our having, any vessel sailing to or from the United States on a regularly scheduled basis. In addition, income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to United States corporate income tax on net income at rates of up to 35% (and the branch profits tax discussed above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

Taxation of Gain on Sale of Assets

Regardless of whether we qualify for the exemption under Section 883 of the Code, we will not be subject to United States income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States (as determined under United States tax principles). In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel (and risk of loss with respect to the vessel) passes to the buyer outside of the United States. We expect that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

United States Federal Income Taxation of United States Holders

You are a “United States holder” if you are a beneficial owner of our Series B Preferred Shares and you are a United States citizen or resident, a United States corporation (or other United States entity taxable as a corporation), an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of that trust.

Distributions on Our Series B Preferred Shares

Subject to the discussion of PFICs below, any distributions with respect to our Series B Preferred Shares that you receive from us, other than distributions in liquidation and distributions in redemption of shares that are treated as exchanges will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits (as determined under United States tax principles). Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of your tax basis in our Series B Preferred Shares (on a dollar-for-dollar basis) and thereafter as capital gain. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes.

Because we are not a United States corporation, if you are a United States corporation (or a United States entity taxable as a corporation), you will not be entitled to claim a dividends-received deduction with respect to any distributions you receive from us.

Dividends paid with respect to our Series B Preferred Shares will generally be treated as “passive category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

If you are an individual, trust or estate, dividends you receive from us should be treated as “qualified dividend income” taxed at preferential rates, provided that:

(a)	the Series B Preferred Shares are readily tradable on an established securities market in the United States (such as the NYSE);

(b)	we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below under “—PFIC Status”);

(c)

you own our Series B Preferred Shares for more than (x) in the cases where the dividends are attributable to a period or periods aggregating in excess of 366 days, 90 days in the 181-day period beginning 90 days before the date on which the Series B Preferred Shares become ex-dividend or (y) in all other cases, 60 days in the 121-day period beginning 60 days before the date on which the Series B Preferred Shares become ex-dividend;

(d)	you are not under an obligation to make related payments with respect to positions in substantially similar or related property; and

(e)	certain other conditions are met.

Special rules may apply to any “extraordinary dividend.” Generally, an extraordinary dividend is a dividend in an amount that is equal to (or in excess of) 5% of your adjusted tax basis in (or the fair market value of in certain circumstances) a share of our Series B Preferred Shares or dividends received within a one year period that, in the aggregate, equal or exceed 20% of your adjusted tax basis in (or fair market value of in certain circumstances) a share of our Series B Preferred Shares. If we pay an “extraordinary dividend” on our Series B Preferred Shares that is treated as “qualified dividend income” and if you are an individual, estate or trust, then any loss you derive from a subsequent sale or exchange of such Series B Preferred Shares will be treated as long-term capital loss to the extent of such dividend.

There is no assurance that dividends you receive from us will be eligible for preferential rates. Dividends you receive from us that are not eligible for any preferential rate will be taxed at the ordinary income rates.

Sale, Exchange or other Disposition of Series B Preferred Shares

Provided that we are not a PFIC for any taxable year, you generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Series B Preferred Shares to a person other than us or persons related to us, in an amount equal to the difference between the amount realized by you from such sale, exchange or other disposition and your tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if your holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Your ability to deduct capital losses against ordinary income is subject to limitations.

Redemption of Series B Preferred Shares

In the case of a redemption of Series B Preferred Shares, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code for treating the redemption as a sale or exchange, the redemption will be treated under Section 302 of the Code as a distribution. If the redemption is treated as a sale or exchange of the United States holder’s Series B Preferred shares, the United States holder’s treatment will be as discussed above in “—Sale, Exchange or Other Disposition of Series B Preferred Shares.” The redemption will be treated as a sale or exchange only if it (i) is “substantially disproportionate,” (ii) constitutes a “complete termination of the holder’s stock interest” in us or (iii) is not “essentially equivalent to a dividend,” each within the meaning of Section 302(b). In determining whether any of the alternative tests of Section 302(b) is met, shares of our capital stock actually owned, as well as shares considered to be owned by the United States holder by reason of certain constructive ownership rules, must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) is satisfied with respect to a particular holder of the Series B Preferred Shares will depend on that holder’s particular facts and circumstances as of the time the determination is made, United States holders should consult their own tax advisors to determine their tax treatment of a redemption of Series B Preferred Shares in light of their own particular investment circumstances.

PFIC Status

Special United States income tax rules apply to you if you hold stock in a non-United States corporation that is classified as a “passive foreign investment company” (or “PFIC”) for United States income tax purposes. In general, we will be treated as a PFIC in any taxable year in which, after applying certain look-through rules, either:

(a)

at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

(b)	at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income we earn, or are deemed to earn, in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute passive income (unless we are treated under certain special rules as deriving our rental income in the active conduct of a trade or business).

Because we have chartered all our vessels to unrelated charterers on the basis of period time and spot time charter contracts (and not on the basis of bareboat charters) and because we expect to continue to do so, we believe that currently we should not be treated as being and should not become a PFIC. We believe it is more likely than not that our gross income derived from our time charter activities constitutes active service income (as opposed to passive rental income) and, as a result, our vessels constitute active assets (as opposed to passive assets) for purposes of determining whether we are a PFIC. We believe there is legal authority supporting this position, consisting of case law and United States Internal Revenue Service (“IRS”) pronouncements concerning the characterization of income derived from time charters as service income for other tax purposes. However, there is no legal authority specifically relating to the statutory provisions governing PFICs or relating to circumstances substantially similar to ours. Moreover, a recent case by the United States Court of Appeals for the Fifth Circuit held that, contrary to the position of the IRS in that case, and for purposes of a different set of rules under the Code, income received under a time charter of vessels should be treated as rental income rather than services income. If the reasoning of the Fifth Circuit case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time chartering activities would be treated as rental income, and we would probably be a PFIC.

We have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with our position that we are not currently a PFIC. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed below, if we were to be treated as a PFIC for any taxable year, you generally would be subject to one of three different United States income tax regimes, depending on whether or not you make certain elections. Additionally, you would be required to file annual information with the IRS.

Taxation of United States Holders That Make a Timely QEF Election

If we were treated as a PFIC, and if you make a timely election to treat us as a “Qualified Electing Fund” for United States tax purposes (a “QEF Election”), you would be required to report each year your allocable share of our ordinary earnings and our net capital gain for our taxable year that ends with or within your taxable year, regardless of whether we make any distributions to you. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” Your adjusted tax basis in our Series B Preferred Shares would be increased to reflect such taxed but undistributed earnings and profits. Distributions of earnings and profits that had previously been taxed would result in a corresponding reduction in your adjusted tax basis in our Series B Preferred Shares and would not be taxed again once distributed. You would generally recognize capital gain or loss on the sale, exchange or other disposition of our Series B Preferred Shares. Even if you make a QEF Election for one of our taxable years, if we were a PFIC for a prior taxable year during which you held our Series B Preferred Shares or common stock and for which you did not make a timely QEF Election, you would also be subject to the more adverse rules described below under “—Taxation of United States Holders That Make No Election.”

You would make a QEF Election with respect to any year that our company is treated as a PFIC by completing and filing IRS Form 8621 with your United States income tax return in accordance with the relevant instructions. If we were to become aware that we were to be treated as a PFIC for any taxable year, we would notify all United States holders of such treatment and would provide all necessary information to any United States holder who requests such information in order to make the QEF election described above.

Taxation of United States Holders That Make a Timely “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we expect, our Series B Preferred Shares are treated as “marketable stock,” you would be allowed to make a “mark-to-market” election with respect to our Series B Preferred Shares, provided that you complete and file IRS Form 8621 in accordance with the relevant instructions. If that election is made, you generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Series B Preferred Shares at the end of the taxable year over your adjusted tax basis in our Series B Preferred Shares. You also would be permitted an ordinary loss in respect of the excess, if any, of your adjusted tax basis in our Series B Preferred Shares over its fair market value at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). Your tax basis in our Series B Preferred Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Series B Preferred Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Series B Preferred Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by you.

Taxation of United States Holders That Make No Election

Finally, if we were treated as a PFIC for any taxable year and if you did not make either a QEF Election or a “mark-to-market” election for that year, you would be subject to special rules with respect to (a) any excess distribution (that is, the portion of any distributions received by you on our Series B Preferred Shares in a taxable year in excess of 125% of the average annual distributions received by you in the three preceding taxable years, or, if shorter, your holding period for our Series B Preferred Shares) and (b) any gain realized on the sale, exchange or other disposition of our Series B Preferred Shares. Under these special rules:

(i)	the excess distribution or gain would be allocated ratably over your aggregate holding period for our Series B Preferred Shares;

(ii)	the amount allocated to the current taxable year would be taxed as ordinary income; and

(iii)

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If an individual dies while owning our Series B Preferred Shares, the individual’s successor generally would not receive a step-up in tax basis with respect to such stock for United States tax purposes.

United States Federal Income Taxation of Non-United States Holders

You are a “non-United States holder” if you are a beneficial owner of our Series B Preferred Shares (other than a partnership for United States tax purposes) and you are not a United States holder.

Distributions on Our Series B Preferred Shares

You generally will not be subject to United States income or withholding taxes on dividends you receive from us with respect to our Series B Preferred Shares, unless that income is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of an applicable income tax treaty with respect to those dividends, that income generally is taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States.

Sale, Exchange or Other Disposition of Our Series B Preferred Shares

You generally will not be subject to United States income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Series B Preferred Shares, unless:

(a)

the gain is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of an applicable income tax treaty with respect to that gain, that gain generally is taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States; or

(b)	you are an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

If you are engaged in a United States trade or business for United States tax purposes, you will be subject to United States tax with respect to your income from our Series B Preferred Shares (including dividends and the gain from the sale, exchange or other disposition of the stock) that is effectively connected with the conduct of that trade or business in the same manner as if you were a United States holder. In addition, if you are a corporate non-United States holder, your earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional United States branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

United States Backup Withholding and Information Reporting

In general, if you are a non-corporate United States holder, dividend payments (or other taxable distributions) made within the United States will be subject to information reporting requirements and backup withholding tax if you:

(1)	fail to provide us with an accurate taxpayer identification number;

(2)	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

(3)	in certain circumstances, fail to comply with applicable certification requirements.

Under legislation enacted in 2010, United States holders who are individuals generally will be required to report certain information with respect to an interest in our Series B Preferred Shares, including our name, address and such information as is necessary to identify the class or issue of which the shares of Series B Preferred Shares are a part. These requirements are subject to exceptions, including an exception for shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) held by the United States holder (and, as applicable, by his or her spouse) does not exceed a specified minimum amount.

If you are a non-United States holder, you may be required to establish your exemption from information reporting and backup withholding by certifying your status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable. If you sell our Series B Preferred Shares to or through a United States office or broker, the payment of the sales proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell our Series B Preferred Shares through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements (but not backup withholding) will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell our Series B Preferred Shares through a non-United States office of a broker that is a United States person or has certain other connections with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS. You should consult your own tax advisor regarding the application of the backup withholding and information reporting rules.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our Series B Preferred Shares in this offering, other than the underwriting discount, will be as follows:

Securities and Exchange Commission Registration Fee	$4,092
Financial Industry Regulatory Authority Filing Fee	45,500
Printing and Engraving Expenses	50,000
Legal Fees and Expenses	200,000
Accountants’ Fees and Expenses	30,000
Transfer Agent’s Fees and Expenses	3,500
New York Stock Exchange Listing Fee	7,500
Miscellaneous Costs	9,408

Total	$350,000

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Incapital LLC and DNB Markets, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of Series B Preferred Shares indicated below:

Name	Number of Shares
Incapital LLC	360,000
DNB Markets, Inc.	360,000
Evercore Group L.L.C.	80,000
Total	800,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the Series B Preferred Shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Series B Preferred Shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Series B Preferred Shares offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the Series B Preferred Shares covered by the underwriters’ option to purchase additional shares described below.

Concurrently with the public offering of our Series B Preferred Shares pursuant to this prospectus supplement, we are also selling through a private placement 800,000 Series B Preferred Shares to Chalkoessa, an entity associated with our chief executive officer, Polys Hajioannou, at the public offering price. Chalkoessa intends to complete the purchase of these shares if the public offering is completed. We are selling these shares directly to Chalkoessa and not through underwriters or any brokers or dealers. The shares sold to Chalkoessa in the concurrent private placement will not be subject to any underwriting discounts or commissions. In addition, several of our directors and officers intend to participate in the offering by purchasing shares through the underwriters at the public offering price.

The underwriters initially propose to offer part of the Series B Preferred Shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the Series B Preferred Shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 120,000 additional Series B Preferred Shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Series B Preferred Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Series B Preferred Shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 120,000 shares of our Series B Preferred Shares. The underwriters have advised us that the underwriting discount will be $0.50 per Series B Preferred Share with respect to 160,000 Series B Preferred Shares sold to select purchasers. The underwriters have also advised us that they will receive no underwriting discount on the sale of 48,000 Series B Preferred Shares sold to directors and officers. Therefore, to the extent of these sales, the actual total underwriting discount will be less than the amounts shown in the table below and the actual total net proceeds to us will be greater than the amounts shown in the table below.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Public offering price	$25.00	$25.00	$20,000,000	$23,000,000
Underwriting discounts paid by us	$1.00	$1.00	$800,000	$920,000
Proceeds, before expenses, to us	$24.00	$24.00	$19,200,000	$22,080,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $350,000.

No market currently exists for our Series B Preferred Shares. We intend to apply to list our Series B Preferred Shares on the New York Stock Exchange. If the application is approved, trading of the Series B Preferred Shares is expected to commence within 30 days after the initial delivery of the Series B Preferred Shares. The underwriters have advised us that they intend to make a market in the Series B Preferred Shares prior to commencement of any trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Preferred Shares.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of Series B Preferred Shares in excess of the number of Series B Preferred Shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Series B Preferred Shares over-allotted by the underwriters is not greater than the number of Series B Preferred Shares that they may purchase in their option to purchase additional shares. In a naked short position, the number of Series B Preferred Shares involved is greater than the number of Series B Preferred Shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing Series B Preferred Shares in the open market.

•

Syndicate covering transactions involve purchases of the Series B Preferred Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Series B Preferred Shares to close out the short position, the underwriters will consider, among other things, the price of Series B Preferred Shares available for purchase in the open market as compared to the price at which they may purchase Series B Preferred Shares through their option to purchase additional shares. If the underwriters sell more Series B Preferred Shares than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying Series B Preferred Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Series B Preferred Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Series B Preferred Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Series B Preferred Shares or preventing or retarding a decline in the market price of our Series B Preferred Shares. As a result the price of our Series B Preferred Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in this offering and the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the selling group members that will make internet distributions on the same basis as other allocations.

We have agreed not to sell or transfer any of our preferred shares or securities convertible into, exchangeable for, exercisable for or repayable with preferred shares (collectively, the “lock-up securities”), for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any lock-up securities;

•	sell any option or contract to purchase any lock-up securities;

•	purchase any option or contract to sell any lock-up securities;

•	grant any option, right or warrant to purchase any lock-up securities;

•	otherwise dispose of or transfer any lock-up securities;

•	file a registration statement related to the lock-up securities; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any lock-up securities, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

In addition, Chalkoessa has agreed to these lock-up provisions with respect to the Series B Preferred Shares that it intends to purchase through a private placement concurrently with this offering, and the directors and officers have agreed to these lock-up provisions with respect to the Series B Preferred Shares that they intend to purchase through the underwriters at the public offering price less any underwriting discounts or commissions.

In the event that either (a) during the last 17 days of the 90-day period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The lock-up provisions applicable to Chalkoessa do not apply to transfers to immediate family or donees who receive such securities as bona fide gifts; provided that such transferees agree to substantially the same transfer restrictions on the securities they receive.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of Series B Preferred Shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

An affiliate of DNB Markets, Inc. is a lender under one of our credit facilities. In addition, certain of the underwriters and their affiliates from time to time have performed other investment banking, commercial banking and advisory services to us, for which they have received customary fees and expenses. The underwriters and their affiliates may from time to time perform investment banking and advisory services for us and our affiliates in the ordinary course of business for which they may in the future receive customary fees and expenses.

We expect that delivery of the Series B Preferred Shares will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement, which will be five business days following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series B Preferred Shares on the date of this prospectus supplement or the next business day will be required, by virtue of the fact that the Series B Preferred Shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Series B Preferred Shares who wish to trade the Series B Preferred Shares on the date hereof or on the next business day should consult their own advisor.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Series B Preferred Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Series B Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Series B Preferred Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Series B Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Series B Preferred Shares to be offered so as to enable an investor to decide to purchase any Series B Preferred Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Series B Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series B Preferred Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Safe Bulkers, Inc. or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of our Series B Preferred Shares offered hereby and certain other matters relating to Marshall Islands law will be passed upon for us by Cozen O’Connor, New York, New York. Certain other legal matters relating to United States law will be passed upon for us by Kirkland & Ellis LLP, New York, New York. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2012 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of securities pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus, filed as a part of the registration statement, do not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the common stock offered by this prospectus supplement and the accompanying prospectus and Safe Bulkers, Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended. In addition, as a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on February 28, 2013, as amended by our Form 20-F/A filed with the SEC on March 13, 2013;

•	our Reports on Form 6-K filed on April 5, 2013 and May 15, 2013 (only the section entitled “Management’s Discussion of First Quarter 2013 Results” contained in Exhibit 1 thereto); and

•

the description of our common stock, and preferred stock purchase rights, contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on May 22, 2008 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333-150995), as amended, filed with the SEC on May 16, 2008, and any amendments or reports filed with the SEC updating that description.

We will also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Safe Bulkers, Inc.
30-32 Avenue Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece
011-30-210-899-4980
Attention: Dr. Loukas Barmparis, Secretary

PROSPECTUS

$300,000,000
Safe Bulkers, Inc.

Common Stock
Preferred Stock
Warrants
Subscription Rights
Debt Securities

Through this prospectus, we may offer common stock, preferred stock, warrants, subscription rights and debt securities from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by the Registrant pursuant to this prospectus will have an aggregate public offering price of up to $300,000,000.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “SB.”

Our offices are located at 30-32 Avenue Karamanli, P.O. Box 70837, 16605 Voula, Athens, Greece. Our telephone number at such address is 011-30-210-899-4980.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2013.

You should rely only on the information provided in this prospectus, the documents incorporated by reference herein and any prospectus supplements filed hereafter. We have not authorized anyone to provide you with additional or different information. If any person provides you with different or inconsistent information, you should not rely upon it. We are not making an offer of these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

i

FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not statements of historical fact are “forward-looking statements.” The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	availability of key employees, crew, length and number of off-hire days, drydocking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	our expectations about availability of vessels to purchase, the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into period time charters with our customers and secure profitable employment for our vessels in the spot market;

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage our Manager’s relationships and reputation within the drybulk shipping industry to our advantage;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors” of this prospectus.

We caution that the forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors.” As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and should be read together with the information contained in other parts of this prospectus, any prospectus supplement and the documents we incorporate by reference. Unless otherwise indicated, references in this prospectus to “Safe Bulkers,” the “Company,” “we,” “our,” “us,” or similar terms when used in a historical context refer to Safe Bulkers, Inc. and/or its subsidiaries. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read the prospectus and the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Our Company

Safe Bulkers, Inc. is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest consumers of marine drybulk transportation services. As of February 15, 2013, we had a fleet of 25 drybulk vessels, with an aggregate carrying capacity of 2,282,400 dwt and an average age of 4.8 years, making us one of the world’s youngest fleets of Panamax, Kamsarmax, Post-Panamax and Capesize class vessels. Our fleet is expected to grow through 2015 as the result of the delivery of six further contracted newbuilds and one secondhand vessel, comprised of three Panamax class vessels, one secondhand Kamsarmax class vessel, two Post-Panamax class vessels and one Capesize class vessel. Upon delivery of the last of our contracted newbuilds, our fleet will be comprised of 32 vessels, having an aggregate carrying capacity of 2,943,300 dwt.

We employ our vessels on both period time charters and spot time charters, according to our assessment of market conditions, with some of the world’s largest consumers of marine drybulk transportation services. The vessels we deploy on period time charters provide us with relatively stable cash flow and high utilization rates, while the vessels we deploy in the spot market allow us to maintain our flexibility in low charter market conditions.

We maintain our offices at 30-32 Avenue Karamanli, P.O. Box 70837, 16605 Voula, Athens, Greece. Our telephone number at that address is 011-30-210-899-4980. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of the Marshall Islands, Inc.

The Securities That May be Offered

An aggregate public offering price of $300,000,000 of:

•	common stock;

•	preferred stock;

•	warrants;

•	subscription rights; and

•	debt securities.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

(a)	Common Stock

We may issue shares of our common stock, par value $0.001 per share. Holders of our common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of shares of common stock have no cumulative voting or preemptive rights. Common stock may also be sold by us or by Vorini Holdings Inc. which owns approximately 60.55% of our outstanding common stock. On May 29, 2008, the shares of various subsidiaries were contributed by Polys Hajioannou and Nicolaos Hadjioannou to Safe Bulkers, Inc. through Vorini Holdings Inc. in exchange for the issuance of 100% of the outstanding shares of Safe Bulkers, Inc. to Vorini Holdings Inc. Vorini Holdings sold 10,000,000 shares of common stock of Safe Bulkers, Inc. in our initial public offering. Following the Reorganization, we owned and continue to own each of the contributed subsidiaries and Vorini Holdings became and continues to be our controlling shareholder.

(b)	Preferred Stock

We may issue preferred stock, par value $0.01 per share, the terms of which will be established by our board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the prospectus supplement that will accompany this prospectus, including the terms of the preferred stock dealing with dividends, redemption provisions, rights in the event of liquidation, dissolution or winding up, voting rights and conversion rights. Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to our common stock.

(c)	Warrants

For any particular warrants that we offer, the applicable prospectus supplement will describe the underlying securities into which the warrant is exercisable; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered by you or us upon exercise; and any other specific terms. We will issue the warrants under warrant agreements between us and one or more warrant agents.

(d)	Subscription Rights

For any particular subscription rights that we offer, the applicable prospectus supplement will describe the number of subscription rights issued to each stockholder; the expiration date; the exercise price or the manner of determining the exercise price; and any other specific terms. These subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholders receiving the rights in the rights offering.

(e)	Debt Securities

For any particular debt securities that we offer, the applicable prospectus supplement will describe the amount being offered and any other specific terms.

Payment Currencies

Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

Our common stock is listed on the New York Stock Exchange. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled “Where You Can Find Additional Information.”

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common stock. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Marshall Islands corporation and our offices are located outside of the United States in Athens, Greece. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. Federal or state securities laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities Exchange Commission, or the “SEC,” using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $300,000,000 of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on February 28, 2013;

•	our Report on Form 6-K furnished to the SEC on April 5, 2013; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34077), filed with the SEC on May 22, 2008 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333-150995), as amended, filed with the SEC on May 16, 2008, and any amendments or reports filed with updating that description.

We will also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Safe Bulkers, Inc.
30-32 Avenue Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece
011-30-210-899-4980
Attention: Dr. Loukas Barmparis, Secretary

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with U.S. GAAP.

	Year Ended December 31,
	2008	2009	2010	2011	2012
Ratio of Earnings to Fixed Charges	8.1	16.7	16.6	13.0	9.4

We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges.

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization and write-off of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

The use of proceeds from any offering will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

Under our first amended and restated articles of incorporation (as further amended through the date hereof) (“articles of incorporation”), our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, of which, as of as of December 31, 2012, there were 76,661,451 shares of the registrant’s common stock issued and outstanding and fully paid, and 20,000,000 shares of blank check preferred stock, par value $0.01 per share, of which, as of December 31, 2012, no shares had been issued. Of this blank check preferred stock, 1,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan as described below under “—Stockholder Rights Plan.” All of our shares of stock are in registered form.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future. Our common stock is not subject to any sinking fund provisions and no holder of any shares will be required to make additional contributions of capital with respect to our shares in the future. There are no provisions in our articles of incorporation or first amended and restated bylaws (“bylaws”) discriminating against a stockholder because of his or her ownership of a particular number of shares.

We are not aware of any limitations on the rights to own our common stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our common stock, imposed by foreign law or by our articles of incorporation or bylaws.

Preferred Stock

Our articles of incorporation authorize our board of directors, without any further vote or action by our stockholders, to issue up to 20,000,000 shares of blank check preferred stock, of which 1,000,000 shares have been designated Series A Participating Preferred Stock, in connection with our adoption of a stockholder rights plan as described below under “—Stockholder Rights Plan,” and to determine, with respect to any series of preferred stock established by our board of directors, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting powers, if any, of the holders of the series.

Stockholder Rights Plan

(1)	General

Each share of our common stock includes a right that entitles the holder to purchase from us a unit consisting of one- thousandth of a share of our Series A participating preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments. The rights are issued pursuant to a stockholder rights agreement between us and American Stock Transfer & Trust Company, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our existing stockholder prior to our initial public offering in May 2008.

We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the stockholder rights agreement, which we filed with the SEC on May 16, 2008 as an exhibit to our Registration Statement on Form F-1.

(2)	Detachment of the Rights

The rights are attached to all certificates representing our outstanding common stock and will attach to all common stock certificates we issue prior to the rights distribution date that we describe below. The rights are not exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as described below. The rights will separate from the common stock and a rights distribution date will occur, subject to specified exceptions, on the earlier of the following two dates:

•

ten days following the first public announcement that a person or group of affiliated or associated persons or an “acquiring person” has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock; or

•	ten business days following the start of a tender or exchange offer that would result, if closed, in a person becoming an “acquiring person.”

Our controlling stockholder, Vorini Holdings Inc., and its affiliates are excluded from the definition of “acquiring person” for purposes of the rights, and therefore their ownership or future share acquisitions cannot trigger the rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

Until the rights distribution date:

•	our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

•	any new shares of common stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock at the close of business on that date. As of the rights distribution date, only separate rights certificates will represent the rights.

We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

(3)	Flip-In Event

A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person. If a flip-in event occurs and we do not redeem the rights as described under the heading “—Redemption of Rights” below, each right, other than any right that has become void, as described below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

If a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

(4)	Flip-Over Event

A “flip-over event” will occur under the rights agreement when, at any time after a person has become an acquiring person:

•	we are acquired in a merger or other business combination transaction; or

•	50% or more of our assets, cash flows or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading “—Flip-In Event” above, will have the right to receive the number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of such right.

(5)	Antidilution

The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the rights distribution date. With some exceptions, the rights agreement does not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also does not require us to issue fractional shares of our preferred stock that are not integral multiples of one one-hundredth of a share, and, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise. The rights agreement reserves us the right to require, prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, that a number of rights must be exercised so that we will issue only whole shares of stock.

(6)	Redemption of Rights

At any time until ten days after the date on which the occurrence of a flip-in event is first publicly announced, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash, shares of common stock or any other consideration our board of directors may select. The rights are not exercisable after a flip-in event until they are no longer redeemable. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

(7)	Exchange of Rights

We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange must be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to:

•

any person other than our existing stockholder becoming the beneficial owner of common stock with voting power equal to 50% or more of the total voting power of all shares of common stock entitled to vote in the election of directors; or

•	the occurrence of a flip-over event.

(8)	Amendment of Terms of Rights

While the rights are outstanding, we may amend the provisions of the rights agreement only as follows:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make changes that do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

•

to shorten or lengthen any time period under the rights agreement, except that we cannot change the time period when rights may be redeemed or lengthen any time period, unless such lengthening protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

At any time when no rights are outstanding, we may amend any of the provisions of the rights agreement, other than decreasing the redemption price.

Dividends

The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors and the requirements of Marshall Islands law. The timing and amount of any dividends declared will depend on, among other things: (a) our earnings, financial condition and cash requirements and availability, (b) our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, (c) provisions of Marshall Islands and Liberian law governing the payment of dividends, (d) restrictive covenants in our existing and future debt instruments and (e) global financial conditions. There can be no assurance that dividends will be paid. Our ability to pay dividends may be limited by the amount of cash we can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to our profitability. We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

Marshall Islands Law and Our Articles of Incorporation and Bylaws

(1)	General

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the “BCA,” and without in any way limiting the generality of the foregoing, the corporation shall have the power: (a) to purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motorships, tankers, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including, landcraft and any and all other means of conveyance and transportation by land or water, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof; and to equip, furnish, and outfit such vessels and ships; (b) to carry on its business, to have one or more offices, and or exercise its powers in foreign countries, subject to the laws of the particular country; (c) to borrow or raise money and contract debts, when necessary, for the transaction of its business or for the exercise of its corporate rights, privileges or franchise or for any other lawful purpose of its incorporation; to draw, make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures, and other instruments and evidences of indebtedness either secured by mortgage, pledge, deed of trust, or otherwise, or unsecured; (d) to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description; and (e) to act as agent and/or representative of ship-owning companies.

Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held inside or outside of the Marshall Islands. Special meetings may be called by the Chairman of the board of directors, the Chief Executive Officer or by the Chairman of the board of directors or the Chief Executive Officers at the request of a majority of the board of directors. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting. Our articles of incorporation and bylaws permit stockholder action by unanimous written consent.

We are registered with the Registrar of Corporations of the Republic of the Marshall Islands, Inc. under registration number 27394.

(2)	Directors

Under our articles of incorporation and bylaws, our directors are elected by a plurality of the votes cast at each annual meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting.

Pursuant to the provision of our bylaws, the board of directors may change the number of directors to not less than three, nor more than 15, by a vote of a majority of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, except in the event of death, resignation or removal. A vacancy on the board created by death, resignation, removal (which may only be for cause), or failure of the stockholders to elect the entire class of directors to be elected at any election of directors or for any other reason, may be filled only by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, at any special meeting called for that purpose or at any regular meeting of the board of directors. The board of directors has the authority to fix the amounts which shall be payable to the non-employee members of our board of directors for attendance at any meeting or for services rendered to us.

(3)	Dissenters’ Rights of Appraisal and Payment

Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or sale of all, or substantially all, of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for their shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

(4)	Stockholders’ Derivative Actions

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents

(1)	General

Several provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also delay, defer or prevent (a) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder might consider in its best interest, including attempts that may result in a premium over the market price for the shares held by the stockholders, and (b) the removal of incumbent officers and directors.

(2)	Blank Check Preferred Stock

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 20,000,000 shares of blank check preferred stock, of which 1,000,000 shares have been designated Series A Participating Preferred Stock, in connection with our adoption of a stockholder rights plan as described above under “—Stockholder Rights Plan.” Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

(3)	Classified Board of Directors

Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one- third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

(4)	Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation and bylaws also provide that our directors may be removed only for cause. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

(5)	Calling of Special Meetings of Stockholders

Our articles of incorporation and bylaws provide that special meetings of our stockholders may only be called by our Chairman of the board of directors, Chief Executive Officer or by either, at the request of a majority of our board of directors.

(6)	Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or to make nominations for directors at an annual meeting of stockholders.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the amount of warrants outstanding;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue to our stockholders subscription rights to purchase our equity securities. These subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the amount of subscription rights outstanding;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

We may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into common stock or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into common stock or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for common stock or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material United States federal income tax or other income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•

we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity, defect, mistake or inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for common stock or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

The indenture and the debt securities will be governed by the laws of the State of New York.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as stockholder “rights” plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts and you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders’ rights.

Marshall Islands			Delaware
Stockholder Meetings

•	Held at a time and place as designated in the bylaws.		•	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

•	May be held in or outside of the Marshall Islands.		•	May be held in or outside of Delaware.

•	Notice		•	Notice

	–	Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting.		–

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

	–	A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before meeting.		–	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Stockholder’s Voting Rights

•	Any action required to be taken by a meeting of stockholders may be taken without a meeting if consent is in writing and is signed by all the stockholders entitled to vote.		•	With limited exceptions, stockholders may act by written consent to elect directors.

•	Any person authorized to vote may authorize another person to act for him by proxy.		•	Any person authorized to vote may authorize another person or persons to act for him by proxy.

•

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

•

For stock corporations, a certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

•	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.		•	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

•	The articles of incorporation may provide for cumulative voting in the election of directors.		•	The certificate of incorporation may provide for cumulative voting.

Marshall Islands			Delaware
•	Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a stockholder meeting.		•

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote of the outstanding stock entitled to vote of each constituent corporation at an annual or special meeting.

•

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a stockholder meeting.

•

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

•

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the stockholders of any corporation.

•

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

•

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property made in furtherance of corporate purpose may be authorized without the vote or consent of the stockholders, unless otherwise provided for in the articles of incorporation.

•

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

•	The board of directors must consist of at least one member.		•	The board of directors must consist of at least one member.

•	Number of members can be changed by an amendment to the bylaws, by the stockholders or by action of the board under specific provisions of the bylaws.		•

Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

•

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

•	Removal		•	Removal

	–	Any or all of the directors may be removed for cause by vote of the stockholders.		–	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

	–	If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the stockholders.		–	In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Marshall Islands			Delaware
Dissenter’s Rights of Appraisal

•

With limited exceptions, including for the shares of any class or series of stock listed on a securities exchange or admitted for trading on an interdealer quotation system, stockholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business and to receive payment of the fair value of their shares.

•

With limited exceptions, including for the shares of any class or series of stock listed on a national securities exchange, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

•

A holder of any adversely affected shares who does not vote on, or consent in writing to, an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•

The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets of the corporation.

	–	Alters or abolishes any preferential right of any outstanding shares having preference; or

	–	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

	–	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

	–	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Stockholder’s Derivative Actions

•

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

•

In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

•	Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort.

•	Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

•	Reasonable expenses, including attorneys’ fees, may be awarded if the action is successful.

•

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to an aggregate public offering price of $300,000,000. We have registered the securities covered by this prospectus for offer and sale by us so that those securities may be freely sold to the public by us. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•

on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA,” the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Cozen O’Connor, New York, New York. Certain other legal matters relating to United States law will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2012 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

800,000 Shares

 8.00% Series B Cumulative Redeemable Perpetual
Preferred Shares

Safe Bulkers, Inc.
(Liquidation Preference $25.00 Per Share)